UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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AdvancePierre Foods Holdings, Inc.

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AdvancePierre Foods Holdings, Inc.

9987 Carver Road

Suite 500

Blue Ash, Ohio 45242

April 13, 2017

Dear Fellow Stockholder:

It is our pleasure to cordially invite you to attend the 2017 Annual Meeting of Stockholders of AdvancePierre Foods Holdings, Inc., which will be held on Wednesday, May 17, 2017, at 9987 Carver Road, First Floor, Blue Ash, Ohio 45242, at 9:00 am local time. This is our first Annual Meeting of Stockholders as a public company. Details regarding admission to the meeting and the business to be conducted are described in the accompanying Notice of 2017 Annual Meeting of Stockholders and Proxy Statement.

Your vote is important. Whether or not you plan to attend the annual meeting, please read the enclosed Proxy Statement and submit your vote as soon as possible to ensure that your shares are represented at the meeting. The Proxy Statement explains more about voting.

We value your support and thank you for your investment in AdvancePierre.

Sincerely,

Dean Hollis	Christopher D. Sliva
Chairman of the Board	Chief Executive Officer and President

AdvancePierre Foods Holdings, Inc.

9987 Carver Road

Suite 500

Blue Ash, Ohio 45242

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

ON MAY 17, 2017

DATE

Wednesday, May 17, 2017

TIME

9:00 a.m. local time

PLACE

9987 Carver Road

First Floor

Blue Ash, Ohio 45242

PURPOSE

•	Elect Neil F. Dimick, Stephen A. Kaplan and Christopher D. Sliva to serve as Class I directors for three-year terms expiring at the 2020 Annual Meeting of Stockholders;

•	Vote on the approval of the AdvancePierre Foods Holdings, Inc. Employee Stock Purchase Plan;

•	Vote on the ratification of appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 30, 2017;

•	Provide an advisory (non-binding) vote to approve executive compensation (a “say-on-pay” vote);

•	Provide an advisory (non-binding) vote on the frequency of executive compensation votes; and

•	Transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting by or at the direction of the Board of Directors.

OTHER IMPORTANT INFORMATION

•	Record holders of AdvancePierre Foods Holdings, Inc. common stock at the close of business on April 4, 2017, may vote at the meeting.

•	Your shares cannot be voted unless they are represented by proxy or in person by the record holder at the meeting. Even if you plan to attend the meeting, please submit a proxy to ensure that your shares are represented at the meeting.

By order of the Board of Directors,

Linn S. Harson,

General Counsel and Corporate Secretary

April 13, 2017

ADVANCEPIERRE FOODS HOLDINGS, INC.

PROXY STATEMENT

ADVANCEPIERRE FOODS HOLDINGS, INC.

9987 Carver Road

Suite 500

Blue Ash, Ohio 45242

PROXY STATEMENT

Summary of the Annual Meeting

We are furnishing this Proxy Statement in connection with the solicitation of proxies by the Board of Directors (“Board”) of AdvancePierre Foods Holdings, Inc. a Delaware corporation (“AdvancePierre” or the “Company”, “we” or “us”), for use in voting at our 2017 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held at 9:00 A.M. local time, on Wednesday, May 17, 2017, at 9987 Carver Road, First Floor, Blue Ash, Ohio, 45242 for the purpose of considering and acting upon the matters specified in the notice accompanying this Proxy Statement. This Proxy Statement is being sent to stockholders on or about April 13, 2017.

This Annual Meeting is our first annual meeting of stockholders as a publicly-traded company.

What am I voting on at the Annual Meeting?

There are five proposals scheduled to be voted on:

Proposal No. 1:	Elect Neil F. Dimick, Stephen A. Kaplan and Christopher D. Sliva to serve as Class I directors for three-year terms expiring at the 2020 Annual Meeting of Stockholders;

Proposal No. 2:	Vote on the approval of the AdvancePierre Foods Holdings, Inc. Employee Stock Purchase Plan;

Proposal No. 3:	Vote on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent public accounting firm for the fiscal year ending December 30, 2017;

Proposal No. 4:	Provide an advisory (non-binding) vote to approve executive compensation (a “say-on-pay” vote); and

Proposal No. 5:	Provide an advisory (non-binding) vote on the frequency of executive compensation votes.

Stockholders will also consider and take action upon such other matters as may properly come before the Annual Meeting or any adjournment thereof. The Board is not currently aware of any other matters to be presented at the Annual Meeting.

Who may vote at the Meeting?

Stockholders as of the close of business on April 4, 2017 (the “Record Date”) may vote at the Annual Meeting. As of the Record Date, there were outstanding 78,664,929 shares of the Company’s common stock, the only class of voting securities of the Company outstanding. You have one vote for each share of the Company’s common stock held by you as of the Record Date, including shares:

•	Held directly by you in your name as “stockholder of record” (also referred to as “registered stockholder”);

•	Held for you in street name – street name holders generally cannot vote their shares directly and instead must instruct the brokerage firm, bank or nominee that holds their shares for them as to how to vote those shares; and

•	Held for you by us as restricted stock (whether vested or unvested) under our 2009 Omnibus Equity Incentive Plan.

What constitutes a quorum?

The holders of record of a majority of the voting power of the issued and outstanding shares of capital stock entitled to vote must be present in person or represented by a proxy to constitute a quorum for the Annual Meeting. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum.

How many votes are required to approve each proposal?

The number of votes required to approve each of the proposals scheduled to be presented at the Annual Meeting is as follows:

•	Proposal One: Election of Directors. Directors are elected by a plurality of the votes cast, meaning the nominees who receive the largest number of votes will be elected as directors, up to the maximum number of directors to be elected.

•	Proposal Two: Approval of the AdvancePierre Foods Holdings, Inc. Employee Stock Purchase Plan. This proposal will be approved if the votes cast in favor of the proposal constitute a majority of the total votes cast on the proposal.

•	Proposal Three: Ratification of the Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for the Fiscal Year Ending December 30, 2017. This proposal will be approved if the votes cast in favor of the proposal constitute a majority of the total votes cast on the proposal.

•	Proposal Four: Advisory (Non-Binding) Vote Regarding the Compensation of the Company’s Named Executive Officers. This proposal will be approved if the votes cast in favor of the proposal constitute a majority of the total votes cast on the proposal. Although the outcome of this vote is not binding on us, we will consider the outcome of this vote when developing our compensation policies and practices, and when making compensation decisions in the future.

•	Proposal Five: Advisory (Non-Binding) Vote Regarding the Frequency of Advisory Votes on Executive Compensation. The voting frequency (that is, “EVERY YEAR”, “EVERY TWO YEARS”, or “EVERY THREE YEARS”) that receives the largest number of the votes cast on this proposal will be considered to be the preferred frequency of our stockholders. Although the outcome of this vote is not binding on us, we will consider the outcome of this vote when setting our policy on the frequency of votes on the compensation of our named executive officers.

How are shares held through a bank, broker or other nominee voted?

If you hold your shares in “street name” through a bank, broker, or other nominee, as the record holder of the shares, such bank, broker, or other nominee must vote those shares in accordance with your instructions. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items but not with respect to “non-discretionary” items. On non-discretionary items for which you do not give instructions, the shares will be treated as “broker non-votes.” A discretionary item is a proposal that is considered routine under the rules of the New York Stock Exchange (the “NYSE”). Proposal No. 3 (Ratification of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 30, 2017) is the only proposal that is a discretionary item. None of the other Proposals included in this Proxy Statement is considered a discretionary item. Therefore, except for Proposal No. 3, shares held in street name may not be voted by your broker on any item included in this Proxy Statement in the absence of voting instructions given by you.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

•	“FOR” Neil F. Dimick;

•	“FOR” Stephen A. Kaplan;

•	“FOR” Christopher D. Sliva;

•	“FOR” the approval of the AdvancePierre Foods Holdings, Inc. Employee Stock Purchase Plan;

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2017;

•	“FOR” the approval, on an advisory (non-binding) basis, of the compensation paid to our named executive officers; and

•	“FOR” the approval, on an advisory (non-binding) basis, of our holding an advisory vote on the compensation paid to our named executive officers every year.

What if I do not specify how my shares are to be voted?

If you are a stockholder of record and you submit a proxy card, but you do not provide voting instructions, your shares will be voted as described under “How does the Board recommend that I vote” above.

The Board does not expect that any additional matters will be brought before the Annual Meeting. The persons appointed as proxies will vote in their discretion on any other matters that may properly come before the Annual Meeting or any postponement or adjournment thereof, including any vote to postpone or adjourn the Annual Meeting. Moreover, if for any reason any of our nominees is not available as a candidate for director, the persons named as proxies will vote for such other candidate or candidates as may be nominated by the Board.

If you are a beneficial owner (are not the record owner of your shares) and you do not provide the broker, bank or other nominee that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. If you do not provide voting instructions to your broker, your broker may not vote your shares on any of the Proposals other than Proposal No. 3 (Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 30, 2017). See “How are shares held through a bank, broker or other nominee voted?” above.

How do I vote my shares without attending the Annual Meeting?

If you are a stockholder of record, you may vote by granting a proxy. Specifically, you may vote:

•	By Internet before the Annual Meeting – If you have Internet access, you may use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 16, 2017 (the day before the meeting date). Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

•	By Telephone – If you have access to a touch-tone telephone, you may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 16, 2017 (the day before the meeting date). Have your proxy card in hand when you call and then follow the instructions.

•	By Mail – You may vote by mail by completing, signing and dating the proxy card where indicated and by returning it in the postage-paid envelope we provided or returning it to Vote Processing, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717. We must receive your proxy card prior to 11:59 p.m. Eastern Time on May 16, 2017 (the day before the meeting date).

•

At the Annual Meeting – If you are the record holder of your shares, you may vote the shares in person at the Annual Meeting. If you choose to vote in person at the Annual Meeting, please bring your proxy card or personal identification. Shares held in street name may be voted in person by you only if you obtain a legal proxy from the stockholder of record giving you the right to vote your beneficially owned shares. If you plan to attend the Annual Meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the Annual Meeting. Submitting your proxy via Internet, telephone or mail does not affect your right to vote in person at the Annual Meeting.

If you hold your shares in street name, you may submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker or other nominee on how to submit voting instructions.

If you return a signed proxy card or use the telephone or Internet to vote before the Annual Meeting, the person named as proxies in the proxy card will vote your shares as you direct.

Electronic Delivery of Future Proxy Materials

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

How do I revoke or change my vote?

If you are a stockholder of record, you may revoke your proxy at any time before it is voted by one of the following methods:

•	Voting again by telephone or by Internet prior to 11:59 p.m. Eastern Time on May 16, 2017 (the day before the meeting date), as set forth above under “How do I vote my shares without attending the Annual Meeting?” above;

•	Requesting, completing and mailing or delivering a proper proxy card, as set forth above under “How do I vote my shares without attending the Annual Meeting?” above;

•	Sending written notice of revocation, signed by you (or your duly authorized attorney), to the Company at the corporate office of the Company at 9987 Carver Road, Suite 500, Blue Ash, Ohio 45242, Attention: Corporate Secretary, which must be received no later than 11:59 p.m. Eastern Time on May 16, 2017 (the day before the meeting date); or

•	Attending the Annual Meeting (or any adjournment thereof) and delivering written notice of revocation prior to any vote to the Chair of the Annual Meeting.

If you hold your shares in street name, you may revoke your proxy by following the instructions provided by your broker, bank or other nominee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following presents information regarding beneficial ownership of our common shares as of March 31, 2017 by:

•	each person who we know owns beneficially more than 5% of our common shares;
•	each of our directors and nominees;
•	each of our named executive officers; and
•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock that a person has the right to acquire within 60 days of the date of March 31, 2017 are deemed to be outstanding and beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage of beneficial ownership for any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have the sole voting and investment power with respect to all common shares that they beneficially own, subject to community property laws where applicable. The percentages of beneficial ownership prior to this offering set forth below are based on 78,664,929 shares of our common stock outstanding as of March 31, 2017.

Based solely on our review of statements filed with the SEC pursuant to Section 13(d) and 13(g) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) the Company is not aware of any other person or group that beneficially owns more than 5% of the Company’s shares of common stock, except as noted below.

Except as otherwise indicated in the footnotes below, the address of each beneficial owner is c/o AdvancePierre Foods Holdings, Inc., 9987 Carver Road, Suite 500, Blue Ash, Ohio 45242.

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner	Number	%
5% Stockholders:
Funds managed by Oaktree Capital Management, L.P. (“Oaktree”)(1)	32,955,232	41.89
Named Executive Officers, Nominees and Directors:
John N. Simons, Jr	1,669,324	2.12
Michael B. Sims	440,118	*
Christopher D. Sliva	12,671	*
George F. Chappelle, Jr.(2)	358,952	*
James L. Clough	432,722	*
Celeste A. Clark, Ph.D.(3)	23,005	*
Peter C. Dillingham	—	—
Dean Hollis	452,495	*
Neil F. Dimick	—	—
Stephen A. Kaplan	—	—
Gary L. Perlin(4)	19,726	*
Matthew C. Wilson	—	—
All directors and executive officers as a group (18 individuals)	3,976,095	5.05%

*	Less than one percent of total.
(1)	OCM Principal Opportunities Fund IV Delaware, L.P. (“POF IV Delaware”) is the manager of OCM APFH Holdings, LLC (“OCM APFH”). The general partner of POF IV Delaware is OCM Principal Opportunities Fund IV Delaware GP Inc. (“POF IV Delaware GP”). The general partner of POF IV Delaware GP is OCM Principal Opportunities Fund IV, L.P. (“POF IV”). The general partner of POF IV is OCM Principal Opportunities Fund IV GP, L.P. (“POF IV GP”). The general partner of POF IV GP is POF IV GP LTD. (“POF IV GP LTD”). The sole shareholder of POF IV GP LTD is Oaktree Fund GP I, L.P. (“GP I”), and the sole director of POF IV GP LTD is OCM LP. The general partner of GP I is Oaktree Capital I, L.P. (“Capital I”). The general partner of OCM LP is Oaktree Holdings, Inc. (“Holdings Inc.”). The general partner of Capital I is OCM Holdings I, LLC (“Holdings I”). The managing member of Holdings I is Oaktree Holdings, LLC (“Holdings LLC”). The managing member of Holdings LLC and the sole shareholder of Holdings Inc. is Oaktree Capital Group, LLC (“OCG”). The duly elected manager of OCG is Oaktree Capital Group Holdings GP, LLC (“OCGH GP”). OCGH GP is managed by an executive committee consisting of Howard S. Marks, Bruce A. Karsh, Jay S. Wintrob, John B. Frank and Sheldon M. Stone (the “OCGH GP Members”). In such capacity, the OCGH GP Members may be deemed to have indirect beneficial ownership of the shares of our common stock held by POF IV Delaware. Each OCGH GP Member disclaims beneficial ownership of the shares of our common stock held by POF IV Delaware. The principal business address of each of the entities and individuals listed in this footnote is 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071.
(2)	Includes 24,656 shares of unvested restricted stock over which Mr. Chappelle has sole voting power and no dispositive power.
(3)	Includes 14,794 shares of unvested restricted stock over which Dr. Clark has sole voting power and no dispositive power.
(4)	Includes 14,794 shares of unvested restricted stock over which Mr. Perlin has sole voting power and no dispositive power.

The Company has a formal policy prohibiting officers and directors from hedging against declines in the market value of their equity based compensation or equity securities through the use of financial instruments.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, among others, to file with the SEC an initial report of ownership of our common shares on Form 3 and reports of changes in ownership on Form 4 or Form 5. Persons subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16 forms that they file related to AdvancePierre stock transactions. Under SEC rules, certain forms of indirect ownership and ownership of shares of our common stock by certain family members are covered by these reporting requirements. As a matter of practice, our administrative staff assists our directors and executive officers in preparing initial ownership reports and reporting ownership changes and typically files these reports on their behalf.

Based solely on a review of the copies of Forms 4 and 5 furnished to us, or written representations from reporting persons that all reportable transactions were reported, we believe that during the fiscal year ended December 31, 2016 all of our executive officers, directors and greater than 10% holders filed the reports required to be filed under Section 16(a) on a timely basis.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

We have a classified Board consisting of three (3) classes. At each Annual Meeting of Stockholders, a class of directors is elected for a term of three (3) years to succeed any directors whose terms are expiring. We believe this classified board structure is appropriate for the Company. Obtaining a three (3) year commitment from our directors assists us in retaining highly qualified directors who have experience and familiarity with our business and the markets in which we operate. Stephen A. Kaplan and Christopher D. Sliva constitute Class I with a term that expires at the Annual Meeting (the “Class I Directors”). Margaret M. Cannella was a Class I Director until she passed away on November 24, 2016. The Board has nominated Neil F. Dimick for election, and Mr. Kaplan and Mr. Sliva for re-election, as Class I Directors at the Annual Meeting.

At the Annual Meeting, you will elect a total of three (3) directors to hold office, subject to the provisions of the Company’s amended and restated certificate of incorporation (our “certificate of incorporation”) and amended and restated by-laws (our “by-laws”), until the Annual Meeting of Stockholders in 2020 and until their successors are duly elected and qualified. Unless you instruct otherwise, the shares represented by your proxy will be voted FOR the election of Mr. Neil F. Dimick, Mr. Stephen A. Kaplan and Mr. Christopher D. Sliva, the nominees set forth below.

Votes will be tabulated by the inspector of elections, who will certify the results at the Annual Meeting. The three (3) nominees receiving the greatest number of votes will be elected directors. Abstentions and broker non-votes will not affect the results of the election.

John N. Simons, Jr., our former President and Chief Executive Officer, is a Class II member of our Board with a term expiring at the Annual Meeting of Stockholders in 2018; however, pursuant to our previously announced succession and transition plan for our President and Chief Executive Officer positions, Mr. Simons retired as our Chief Executive Officer effective March 31, 2017, and will retire from our Board effective at the Annual Meeting. As a part of the plan, Christopher D. Sliva became our President and a member of our Board, effective November 14, 2016, and our Chief Executive Officer on March 31, 2017.

Mr. Dimick, Mr. Kaplan and Mr. Sliva have each agreed to be nominated and to serve as a director if elected. However, if any nominee at the time of his or her election is unable or unwilling to serve, or is otherwise unavailable for election, and as a result, another nominee is designated by the Board, then you or your designee will have discretion and authority to vote or refrain from voting for such nominee.

All of our directors bring to the Board a wealth of executive leadership experience. Below we identify and describe the key experience, qualifications, and skills each of our directors bring to the Board that are important in light of our businesses. The directors’ experiences, qualifications, and skills that the Board considers in their nominations are included in their individual biographies.

Nominees for Term of Office Expiring in 2020

Neil F. Dimick. Neil F. Dimick, age 67, worked for Deloitte and Touche for 18 years, including 8 years as an audit partner and director of real estate services. Mr. Dimick served as Executive Vice President and Chief Financial Officer of AmerisourceBergen Corporation, a wholesale distributor of pharmaceuticals, from 2001 to 2002, and as Senior Executive Vice President and Chief Financial Officer and as a director of Bergen Brunswig Corporation, a wholesale distributor of pharmaceuticals, for more than five years prior to its merger in 2001 with AmeriSource Health Corporation to form AmerisourceBergen. Mr. Dimick also serves as a member of the boards of directors of the following companies: Alliance Imaging Inc., a provider of outsourced diagnostic imaging services to hospitals and other healthcare companies; WebMD, a leading provider of healthcare information and education; Global Resources Professionals, an international professional services firm that provides outsourced services to companies on a project basis; and Mylan Laboratories, Inc., a pharmaceutical manufacturer. Mr. Dimick previously served as a member and chairman of the board of directors of Thoratec Corporation, a developer of products to treat cardiovascular disease, for more than five years prior to its acquisition by St. Jude Medical, Inc. in October 2015. Mr. Dimick has a Bachelor of Science in Accounting from Brigham Young University and is a Certified Public Accountant.

Stephen A. Kaplan.    Stephen A. Kaplan, age 58, has served as our director since 2008. Mr. Kaplan is an Advisory Partner and a former Principal and head of Oaktree’s Special Situations Group. He joined Oaktree in 1995, having previously served as a managing director of TCW and portfolio manager in the TCW Special Credits Group. Prior to joining TCW in 1993, Mr. Kaplan was a Partner with the law firm of Gibson, Dunn & Crutcher. He presently serves on the boards of Regal Entertainment Group and Townsquare Media, Inc. Mr. Kaplan previously served on the boards of Oaktree Capital Group, LLC, Alliance HealthCare Services, Inc., Genco Shipping and Trading Ltd. and General Maritime Corporation. In addition, he currently serves on the boards of several private companies and nonprofit organizations, including the UCLA Jonsson Comprehensive Cancer Center Foundation and the New York University School of Law Foundation. Mr. Kaplan graduated with a Bachelor of Science degree in political science summa cum laude from the State University of New York at Stony Brook and a J.D. from the New York University School of Law.

Christopher D. Sliva.    Christopher D. Sliva, age 53, became our President and a member of our Board in November 2016, and our Chief Executive Officer on March 31, 2017. Prior to joining us, Mr. Sliva was President and Chief Operating Officer of TreeHouse Foods, Inc., a consumer packaged food and beverage manufacturer. Mr. Sliva joined TreeHouse in July 2012 as Senior Vice President and Chief Operating Officer of TreeHouse’s Bay Valley Foods operating unit. Mr. Sliva also served as Executive Vice President and Chief Operating Officer of TreeHouse and as President of Bay Valley during his time at TreeHouse. Prior to joining TreeHouse, Mr. Sliva held various positions for Dean Foods Company from March 2006 to June 2012, including as Chief Customer Officer for the White Wave Foods division of Dean Foods and President and Chief Operating Officer for the Morningstar division of Dean Foods. Prior to joining Dean Foods, Mr. Sliva held various leadership roles and sales and marketing positions with Eastman Kodak Company, Fort James Corporation and Procter & Gamble Distributing Company. Mr. Sliva holds a Bachelor of Science degree in Business Administration from Washington University.

Directors Continuing in Office Until 2018

Peter C. Dillingham.    Peter C. Dillingham, age 53, has served as our director since 2014. Mr. Dillingham was appointed to our Board by certain of our pre-initial public offering stockholders pursuant to our pre-initial public offering stockholders agreement, which automatically terminated upon consummation of our initial public offering on July 20, 2016. Mr. Dillingham presently serves as President of A & P Holdings, LLC, a role he has held since October 2010. Mr. Dillingham is the former Chief Operating Officer of Advance Food Company and served in that role from March 2000 to September 2010. Mr. Dillingham also served as our Senior Vice President, Sales Operations from October 2010 to June 2013. Mr. Dillingham presently serves as Chairman of No Man’s Land Foods, LLC and is on the boards of REVx Technologies, Inc., Denny Price YMCA, and Envirotech Engineering and Inservices, Inc. Mr. Dillingham has previously served on the board of directors of Cherokee Strip Community Foundation, Loaves & Fishes of Northwest Oklahoma, Intregris Bass Hospital and Leadership Oklahoma. Mr. Dillingham holds a Bachelor of Science degree in Petroleum Engineering from Colorado School of Mines.

Dean Hollis.    Dean Hollis, age 56, has served as our director since 2008. Mr. Hollis presently serves as a senior advisor for Oaktree. Prior to retiring in 2008, Mr. Hollis served as the President and Chief Operating Officer of the Consumer Foods Division of ConAgra Foods from December 2004 to July 2008. In that role, Mr. Hollis developed and executed a worldwide business transformation strategy, while overseeing the largest part of the ConAgra Foods portfolio. During Mr. Hollis’ 21 years with ConAgra Foods, he held many executive level positions, including Executive Vice President, Retail Products; President, Grocery Foods; President, Frozen Foods; President, Specialty Foods; and President, Gilardi Foods. Mr. Hollis presently serves as Chairman of the board of directors of SunOpta Foods, Inc. and on the board of trustees at Stetson University. Mr. Hollis previously served on the board of directors of Diamond Foods, Inc., where he served on the audit and nominating and governance committees. Mr. Hollis also previously served on the board of directors of Boulder Brands, Inc., where he served as Chair of the board of directors and on the audit committee. Mr. Hollis also served on the board of directors of Landec Corporation, where he chaired the compensation committee. Mr. Hollis has several privately held businesses and investments, ranging from transportation services to specialized retail. He is a graduate of Stetson University. Mr. Hollis also currently serves as Chair of the Board of Trustees of Brownell Talbot College Preparatory School.

Directors Continuing in Office Until 2019

Celeste A. Clark, PhD.    Celeste A. Clark, Ph.D., age 63, has served as our director since February 2016. Dr. Clark served for almost 35 years at Kellogg Company, most recently as that company’s Senior Vice President of Global Public Policy and External Relations, Chief Sustainability Officer and a member of the global executive leadership team. Dr. Clark also served as President of the Kellogg Corporate Citizenship Fund, the company’s philanthropic entity, and was a company liaison worldwide between professional organizations, academic institutions, government agencies and industry associations on nutrition, health policy and advertising practices. Dr. Clark presently is an independent director of Mead Johnson Nutrition Company where she serves on the audit, and science and technology committees, and has also served as a member of the nominating and governance and risk and compliance committees. Dr. Clark served as a director and member of the nominating and governance and compensation committees of Diamond Foods, Inc. until its 2016 acquisition by Snyder’s-Lance, Inc. Dr. Clark is a board member of AAA-Michigan where she chairs the nominating and governance committee. She is also a Trustee of the W.K. Kellogg Foundation and serves on the audit and board development committees. Dr. Clark is the principal of Abraham Clark Consulting, LLC and an adjunct professor at Michigan State University in the Department of Food Science and Human Nutrition. Dr. Clark is a member of several professional organizations including the American Society of Nutrition, the Institute of Food Technology, The Links, Incorporated, and various local and civic organizations. Dr. Clark holds a bachelor’s degree from Southern University, a master’s degree from Iowa State University and a doctorate from Michigan State University.

Gary L. Perlin.    Gary L. Perlin, age 65, has served as our director since March 2016. Mr. Perlin is the retired Chief Financial Officer of Capital One Financial Corporation and served in that role from July 2003 to May 2013. Mr. Perlin also advised the U.S. Department of the Treasury as Special Government Employee from February 2014 to June 2014. He currently serves on the board of directors of Abt Associates, Inc., where he serves as Non-Executive Chairman of the Board. Mr. Perlin also currently serves on the boards of State Farm Mutual Automobile Insurance Company, where he chairs the audit committee, and State Farm Bank, FSB, where he chairs the credit committee. Mr. Perlin previously served on the board of directors of Avolon Holdings, Ltd., where he chaired the audit committee and risk committee. Mr. Perlin was educated at the Georgetown University School of Foreign Service with a degree in International Affairs, the London School of Economics with an M.Sc. in Economics, and earned an M.P.A., Economics and Public Policy, from Princeton University’s Woodrow Wilson School of Public and International Affairs.

Matthew C. Wilson.    Matthew C. Wilson, age 41, has served as our director since 2008. Mr. Wilson is a Managing Director who has been with Oaktree since November 2007. He began serving as a Co-Portfolio Manager within the Special Situations Group since 2014, and maintains responsibility for management of the strategy and all of its investment activities. Mr. Wilson leads Oaktree’s investing efforts in the consumer sector where he is responsible for sourcing, analyzing and executing transactions as well as monitoring portfolio companies in the food and beverage, retail/restaurant and consumer products sectors. Mr. Wilson worked at H.I.G. Capital, LLC from 2003 to 2007, where he was a founding member of Bayside Capital, Inc., a firm focused on special situations and credit-oriented investments. From 1999 to 2001, he worked at J.H. Whitney & Co., in its middle market buyout group. Mr. Wilson began his career in the Investment Banking division at Merrill Lynch & Co. where he worked from 1997 to 1999. He currently serves as Chairman of Agro Merchants Group, LLC and Boardriders, Inc., and on the board of Glam Squad, Inc. Mr. Wilson previously served on the boards of Billabong International Ltd., Diamond Foods, Inc. and The Bridge Direct, Inc. He is also Chairman of the Board of Trustees of The Children’s Bureau of Los Angeles. Mr. Wilson earned a B.A. degree with distinction in economics and history from the University of Virginia and an M.B.A. from the Harvard Business School.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE

ELECTION OF MESSRS. NEIL F. DIMICK, STEPHEN A. KAPLAN AND

CHRISTOPHER D. SLIVA

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has developed corporate governance practices to help it fulfill its responsibility to stockholders to oversee the work of management in the conduct of the Company’s business and to seek to serve the long-term interests of stockholders. Our corporate governance practices are memorialized in our Corporate Governance Guidelines, which direct our Board’s actions with respect to, among other things, our Board composition and director qualifications, composition of the Board’s standing committees, stockholder communications with the Board, succession planning and the Board’s annual performance evaluation. A current copy of our Corporate Governance Guidelines is available on our website at www.advancepierre.com. The information contained on or accessible through our corporate website or any other website that we may maintain is not part of this Proxy Statement.

Composition of our Board of Directors

Our business and affairs are managed under the direction of our Board. Our Board currently consists of eight directors and one vacancy, which resulted from the passing away of Margaret M. Cannella on November 24, 2016. We have a classified board of directors, with two directors in Class I (Mr. Kaplan and Mr. Sliva), three directors in Class II (Mr. Dillingham, Mr. Simons and Mr. Hollis) and three directors in Class III (Dr. Clark, Mr. Wilson and Mr. Perlin). Our Board has nominated Mr. Dimick, who was recommended to the Nominating and Corporate Governance Committee by a member of our Board to serve as a Class I director. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that the number of directors in each class is as nearly equal as possible. In addition, we entered into a new stockholders agreement with our principal stockholders in connection with our initial public offering (“IPO”). This agreement grants Oaktree the right to nominate candidates for election to our Board, subject to the maintenance of specified ownership requirements. See “Certain Relationships and Related Transactions—Stockholders Agreement.”

Under our certificate of incorporation, our Board must consist of no fewer than five and no more than eleven directors, with the exact number of directors determined from time to time by resolution of our Board. Subject to the rights granted to one or more series of preferred stock then outstanding or the rights granted under the stockholder agreement with Oaktree, any newly created directorship or vacancies on our Board will be filled only by the affirmative vote of a majority of the remaining directors, although less than a quorum, by a sole remaining director or by the stockholders; provided, however, that at any time Oaktree and its affiliates beneficially own, in the aggregate, less than 40% in voting power of our stock entitled to vote generally in the election of directors, any vacancy on the board (including a vacancy created by an increase in the number of directors) may only be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders). Each director will hold office until the annual meeting of stockholders for the year in which his or her term expires and until his or her successor has been duly elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal.

Our Board has determined that Dr. Clark, Mr. Dillingham, Mr. Dimick, Mr. Hollis, Mr. Kaplan and Mr. Perlin each qualify as “independent,” as defined in the federal securities laws and the NYSE rules, for purposes of the Board and each committee of the Board on which he or she serves. In making this determination, our Board considered the relationships that each of these non-employee directors has with the Company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock held by each non-employee director and, in the case of Mr. Kaplan, his status as a former principal of Oaktree. As required under applicable NYSE rules, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present.

Background and Experience of Directors

When considering whether directors and nominees have the experience, qualifications, attributes or skills, taken as a whole, to enable our Board to satisfy its oversight responsibilities effectively in light of our business and structure, our Board focused primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. In particular, the members of our Board considered the following important characteristics, among others: (1) Mr. Sliva, our Chief Executive Officer and President, has extensive experience as a public food company executive; (2) Mr. Kaplan and Mr. Wilson have significant financial, investment and operational experience from their involvement in Oaktree’s investments in numerous portfolio companies and have played active roles in overseeing those businesses; (3) Dr. Clark has extensive experience with board governance, compliance and risk management, nutritional science and regulatory affairs; (4) Mr. Dillingham has significant experience in the food industry, including operations and supply chain, and sustainability; (5) Mr. Hollis has significant executive level experience in the food industry and extensive experience with public companies; (6) Mr. Perlin has significant financial, business and public company experience; and (7) Mr. Dimick has extensive financial reporting experience for public companies. Our Board also considered how Mr. Sliva’s role as our Chief Executive Officer and President would provide valuable information about the status of our day-to-day operations and bring a management perspective to the deliberations of our Board.

Board Leadership Structure

Our Board is led by Mr. Hollis, our Non-Executive Chairman. Our Chief Executive Officer position is separate from the Chairman position. We believe that the separation of the Chairman and Chief Executive Officer positions is appropriate corporate governance for us at this time.

Role of Board in Risk Oversight

Our Board has extensive involvement in the oversight of risk management related to us and our business and accomplishes this oversight through the regular reporting by the Audit Committee. The Audit Committee represents our Board by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls and our compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal and internal audit functions, the Audit Committee reviews and discusses all significant areas of our business and summarizes for our Board all areas of risk and the appropriate mitigating factors. In addition, our Board receives periodic detailed operating performance reviews from management.

Director Nomination Process

In identifying prospective director candidates, the Nominating and Corporate Governance Committee may seek referrals from other members of the Board, management, stockholders and other sources. The Nominating and Corporate Governance Committee may, but is not required to, retain a search firm to assist in identifying candidates for directors. In addition, pursuant to our stockholders agreement with Oaktree, Oaktree has the right to nominate candidates for election to our Board, subject to the maintenance of specified ownership requirements. See “Certain Relationships and Related Transactions —Stockholders Agreement.”

The Nominating and Corporate Governance Committee will consider director candidates nominated by stockholders to determine whether they are highly qualified. In considering candidates for nomination or appointment to the Board, the Board considers such factors as the candidate’s experience, skills, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest and such other relevant factors that the Nominating and Corporate Governance Committee considers appropriate in the context of the needs of the Board.

Any recommendation should be submitted to our Corporate Secretary, must be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC in order to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors, if elected.

All recommendations for nominees received by our Corporate Secretary that satisfy our by-law requirements relating to director nominations will be presented to the Nominating and Corporate Governance Committee for its consideration. Stockholders must also satisfy the notification, timeliness, consent and information requirements set forth in our by-laws. See also “Stockholder Proposals for 2018 Annual Meeting of Stockholders; Stockholder Communications.”

Communications with the Board

Individuals may contact our entire Board, any individual director, our Chairman, or our non-management or independent directors as a group by writing our Corporate Secretary at AdvancePierre Foods Holdings, Inc., 9987 Carver Road, Suite 500, Blue Ash, Ohio 45242. The Corporate Secretary will forward any communications as directed. Any matters reported by stockholders or other interested parties relating to our accounting, internal accounting controls or auditing matters will be referred to members of the Audit Committee, as appropriate. Each communication must set forth the name and address of the individual on whose behalf the communication is sent and should be addressed to the Board, any such individual director, or our Chairman, or our non-management or independent directors as a group by either name or title. Each communication will be reviewed by the Company’s Corporate Secretary to determine whether it is appropriate for presentation to the directors. Junk mail, job inquiries, business solicitations, or hostile communications will not be presented.

Controlled Company Exception

Prior to the closing of our secondary offering on January 24, 2017, our principal stockholders controlled a majority of the voting power of our outstanding common stock, and we were considered a “controlled company” within the meaning of the corporate governance standards of the NYSE. Upon the closing of the secondary offering, we are no longer a “controlled company;” however, we continue to qualify for, and may rely on, exemptions from certain corporate governance requirements that would otherwise provide protection to stockholders of other companies during a one-year transition period. The NYSE rules require that we (1) have a board of directors that is composed of a majority of “independent directors” as defined under the rules of the NYSE within one year of the date we no longer qualify as a “controlled company,” (2) have a compensation committee that consists of a majority of independent directors within 90 days of the date we ceased to qualify as a “controlled company,” and, within one year of the date we ceased to qualify as a “controlled company,” a compensation committee consisting entirely of independent directors, and (3) have a nominating and corporate governance committee that consists of a majority of independent directors within 90 days of the date we ceased to qualify as a “controlled company,” and, within one year of the date we ceased to qualify as a “controlled company,” a nominating and corporate governance committee that consists entirely of independent directors. During these transition periods, we may continue to utilize the available exemptions from certain corporate governance requirements, as permitted by the NYSE rules.

Meetings and Attendance

The Board held 12 meetings and 9 Board committee meetings during fiscal 2016. Each director other than Mr. Kaplan attended 75% or more of the meetings of the Board and the Board committees on which he or she served in fiscal 2016.

It is the Board’s policy to encourage directors to attend the annual meeting of stockholders, either in person or telephonically. Our Board expects each director to attend the Annual Meeting. We did not hold a 2016 Annual Meeting of Stockholders because we first became a publicly traded company in 2016.

Board Committees

The standing committees of our Board consist of an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

Our Chief Executive Officer and President and other executive officers regularly report to the non-employee directors and the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. We believe that the leadership structure of our Board provides appropriate risk oversight of our activities given the interests held by our principal stockholders.

Audit Committee

The members of our Audit Committee are Mr. Perlin (Interim Chair), Dr. Clark and Mr. Wilson. Our Board has determined that Dr. Clark and Mr. Perlin qualify as independent directors under the corporate governance standards of the NYSE and the independence requirements of Rule 10A-3 of the Exchange Act. We expect Mr. Wilson to resign from the Audit Committee within one year of the completion of our IPO so that all of our Audit Committee members will be independent as such term is defined in Rule 10A-3(b)(i) under the Exchange Act and under NYSE rules. Our Board has determined that each member of our Audit Committee qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K.

The purpose of the Audit Committee is to prepare the Audit Committee report required by the SEC to be included in this Proxy Statement and to assist our Board in overseeing and monitoring (1) the quality and integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, (4) the performance of our internal audit function; and (5) the performance of our independent registered public accounting firm.

The written charter for the Audit Committee is available on our website at www.advancepierre.com.

Compensation Committee

The members of our Compensation Committee are Mr. Perlin (Chair), Mr. Dillingham, Mr. Hollis and Mr. Wilson.

The purpose of the Compensation Committee is to assist our Board in discharging its responsibilities relating to (1) setting our compensation program and compensation of our executive officers and directors, (2) monitoring our incentive and equity-based compensation plans and (3) preparing the compensation committee report required to be included in this Proxy Statement under the rules and regulations of the SEC.

The written charter for the Compensation Committee is available on our website at www.advancepierre.com.

Nominating and Corporate Governance Committee

The members of our Nominating and Corporate Governance Committee are Dr. Clark (Chairman), Mr. Dillingham and Mr. Hollis.

The purpose of our Nominating and Corporate Governance Committee is to assist our Board in discharging its responsibilities relating to (1) identifying individuals qualified to become new board members, consistent with criteria approved by our Board, (2) reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection and selecting, or recommending that our Board select, the director nominees for the next annual meeting of stockholders, (3) identifying board members qualified to fill vacancies on any board committee and recommending that our Board appoint the identified member or members to the applicable committee, (4) reviewing and recommending to our Board corporate governance guidelines applicable to us, (5) overseeing the evaluation of our Board and management and (6) handling such other matters that are specifically delegated to the committee by our Board from time to time.

The written charter for the Nominating and Corporate Governance Committee is available on our website at www.advancepierre.com.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Code of Ethics

Our code of business conduct and ethics applies to all of our employees, officers and directors, including our chief executive and senior financial officers, and is available on our website at www.advancepierre.com.

Compensation Committee Report

The Compensation Committee of our Board reviewed and discussed the following Compensation Discussion and Analysis with management and based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2016.

The Compensation Committee

Gary L. Perlin, Chair

Peter C. Dillingham

Dean Hollis

Matthew C. Wilson

Compensation Discussion and Analysis

Compensation Program Objectives and Design

Our compensation program for our executive officers (including our “named executive officers” identified in the Summary Compensation Table) is designed to (1) attract and retain top talent; (2) motivate and reward the performance of senior executives in support of achievement of strategic, financial, and operating performance objectives; and (3) align our executives’ interests with our investors. In order to achieve these goals, we target total direct compensation (which consists of base salary, target annual cash incentive compensation and target long-term equity incentive awards) for our executive officers at the 50th percentile of our identified peer group of companies, as discussed below. In doing so, we weight overall total direct compensation towards longer term incentives which aligns our executives’ compensation with our investors’ interests. To encourage pay for performance, we place a meaningful emphasis on variable versus fixed pay for our executive officers through the grant of long-term equity based compensation. This provides our executive officers a reward for achieving exceptional business results, while encouraging our executives to think and act like owners aligned with stockholders.

Role of our Compensation Committee in Setting Executive Compensation

Our Compensation Committee has overall responsibility for determining the compensation of our executive officers. Members of our Compensation Committee are appointed by our Board. Our Compensation Committee consists of Mr. Perlin (Chair), Mr. Dillingham, Mr. Hollis and Mr. Wilson, each of whom qualify as an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). See “Board Committees—Compensation Committee” above.

Role of Compensation Consultant

Our Compensation Committee has the authority to engage the services of outside consultants to assist it in making decisions regarding the establishment of our compensation programs and philosophy. Our Compensation Committee has retained Board Advisory as its independent compensation consultant to advise it in matters related to executive officers, including the design of our executive compensation program.

Role of Executive Officers in Compensation Decisions

For executive officers other than our Chief Executive Officer and President, our Compensation Committee seeks and considers input from our Chief Executive Officer and President regarding such executive officers’ responsibilities, performance and compensation. Specifically, our Chief Executive Officer and President recommends base salaries and equity award levels that are used in our compensation program, and advises our Compensation Committee regarding the compensation program’s ability to attract, retain and motivate executive talent. These recommendations reflect compensation levels that our Chief Executive Officer and President believes are qualitatively commensurate with an executive officer’s individual qualifications, experience, responsibility level, functional role, knowledge, skills and individual performance, as well as our performance.

Our Compensation Committee considers our Chief Executive Officer and President’s recommendations, but may adjust up or down as it determines in its discretion, and approves the specific compensation for all of the executive officers. Our Compensation Committee also relies on the experience of its members in determining and approving the specific compensation amounts. All such compensation determinations are largely discretionary.

Elements of Compensation

The components of compensation for our named executive officers are:

•	Base salary;

•	Cash incentive compensation in the form of annual performance bonus (also called our Management Incentive Plan);

•	Equity compensation under awards;

•	Post-termination severance payments in limited circumstances; and

•	Benefit plan participation at the same levels provided to employees generally.

In general, we target total direct compensation for our executive officers as approximately 30% toward base salary; 20% toward annual performance bonus compensation and 50% toward long-term equity compensation awards. We believe this creates an appropriate allocation of short-term and long-term incentives to ensure executive officers are properly balancing the need for consistent annual performance with the need for consistent performance over a multiple year horizon. In addition, this allocation of compensation is intended to ensure that our executive officers share in both downside risk and upside opportunity based on our performance.

Base Salary

Base salaries are intended to compensate our named executive officers and all other salaried employees for their basic services performed for us on an annual basis. In setting base salaries, we take into account the employee’s experience, the functions and responsibilities of the positions, salaries for similar positions within our peer group and for competitive positions in the food industry generally and any other factor relevant to that particular job. We generally aim to pay at the 50th percentile of our peer group for each position, but do not confine ourselves to this practice if other factors, such as experience, warrant a lower or higher base salary. Base salaries may be adjusted from time to time based on a named executive officer’s performance or changes in job responsibilities, or may be supplemented by increased annual bonus or long-term incentive compensation opportunities as determined appropriate by our Compensation Committee. Our Chief Executive Officer and President recommends to our Compensation Committee the base salaries for his direct reports. Our Chief Executive Officer and President’s base salary is set by our Compensation Committee, and is approved by our Board.

Cash Incentive Compensation

Our wholly-owned subsidiary, AdvancePierre Foods, Inc. (“APF”), maintains four incentive-based compensation plans designed to provide “pay for performance” for our employees: the Management Incentive Plan, the Sales Incentive Plan, the Gainsharing Plan and the Profit Sharing Plan. All of our named executive officers participate in the Management Incentive Plan. For 2016, the Management Incentive Plan was structured as follows:

2016 Management Incentive Plan

Participants (#)	Total Target	Metrics(1)
138	$ 6.7 million

150% funding @ $305 million EBITDA

125% funding @ $295 million EBITDA

100% funding @ $285 million EBITDA

75% funding @ $275 million EBITDA

50% funding @ $265 million EBITDA

0% funding @ less than $265 million EBITDA

(1)	“EBITDA” for purposes of the Management Incentive Plan is calculated on the same basis as “Adjusted EBITDA”, as defined in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Indicators” in our Annual Report on Form 10-K, filed with the SEC on March 9, 2017.

Payouts under the Management Incentive Plan are based on fiscal (calendar) year performance, and are scheduled to be made in February of each year for the prior fiscal year. Employees must remain on the payroll until the respective plan payment dates to remain eligible for a payout. Generally, new hires in January or February are eligible for full 12 months of bonus consideration; associates hired between March 1 and September 30 are eligible for a pro-rated bonus in that fiscal year; associates hired between October 1 and December 31 are not eligible for bonus participation until the following full fiscal year. Our Compensation Committee evaluates our named executive officers’ achievement of specific performance goals with strong emphasis on their contributions to overall company performance in addition to their individual function. Bonus amounts are determined based on our Compensation Committee’s assessment of a number of quantitative and qualitative factors. The target performance levels are challenging but achievable with strong performance, whereas the maximum performance levels represent stretch goals. Based on the funding level, awards are modified by an individual performance factor. The individual performance factor is based on an individual’s performance review rating and can vary from zero percent (0%) of the funding level for failing to meet expectations to up to one hundred thirty percent (130%), and beyond in extraordinary situations, of the funding level for exceeding all performance expectations.

Equity Compensation under our 2009 Omnibus Equity Incentive Plan

Our 2009 Omnibus Equity Incentive Plan (our “2009 Plan”) allows for the following types of equity awards: stock options, share appreciation rights, restricted shares (also known as restricted stock), deferred shares (or restricted share units), performance shares and other share-based awards. Our employees, directors and consultants constitute eligible participants under the terms of our 2009 Plan. Under our 2009 Plan, we provide our employees and directors with equity compensation to further align management’s interests with those of our stockholders. We intend that the prospective value of our annual long-term equity compensation awards will be comprised of 50% stock options and 50% restricted share units (“RSUs”), although this allocation may be adjusted to reflect peer company practices, the inclusion of restricted share awards and the potential introduction of performance share awards.

Our Compensation Committee considers it in the best interests of our stockholders to encourage the continued attention and dedication of our senior executive officers to their assigned duties without distraction in the event of a change in control. Therefore, in the event of a “Change in Control” of the Company, the vesting of a portion of equity grants under our 2009 Plan will accelerate and such grants will become immediately vested pursuant to the award agreements thereunder. See “Potential Payments Upon Termination or Change in Control” below.

Peer Company Analysis

For purposes of designing and setting compensation levels for our executive officers, in fiscal 2016 our Compensation Committee, with the advice of its retained consultant, has designated a peer group of companies for comparison purposes. While our Compensation Committee intends to regularly review and make adjustments to this peer group of companies, the peer group for purposes of designing our executive compensation program is currently comprised of the following companies: B&G Foods; Flowers Foods; J & J Snack Foods; Lancaster Colony; Pinnacle Foods; Post Holdings; Sanderson Farms; Snyder’s-Lance and TreeHouse Foods. These companies represent competitive peers with last-fiscal year revenues ranging from approximately $960 million to $5.0 billion, with market capitalizations ranging from $2.1 billion to $6.0 billion.

Post-termination Severance Payments

For the reasons stated in “Equity Compensation under our 2009 Omnibus Equity Incentive Plan,” we provide all of our named executive officers with post-termination severance payments in the event of either termination by us without “Cause” or termination by an executive under limited circumstances in connection with a change in control. In fiscal 2016 we adopted the AdvancePierre Foods, Inc. 2016 Executive Severance Plan (the “Executive Severance Plan”), a cash severance plan pursuant to which each of our executive officers is entitled to cash severance and Company-paid COBRA coverage upon a qualifying termination, subject to the terms thereof. Under the Executive Severance Plan, each of our executive officers is entitled to the better of cash severance which may be payable to them under their employment agreements with APF or the following multiples of base salary and the two-year average of prior years’ bonuses: two times for our Chief Executive Officer, one and a half times for our Chief Financial Officer and one times for other executive officers. See also “Employment Agreements” and “Other Change of Control and Severance Agreements” below.

Benefit Plan Participation: 401(k) Plan and Other Benefits

We provide various other benefits and compensation-related programs to our named executive officers and other employees, which allow us to provide a full and comprehensive compensation package. This full package of compensation elements is important to our objectives to attract, retain and incent high-quality employees. The elements of our compensation program not otherwise discussed above are:

•	A 401(k) plan in which we match up to 100% of the participant deferrals up to 3% of the participant’s compensation, plus 50% of the amount of the participant’s deferrals between 3% and 5% of the participant’s compensation, up to a maximum company contribution of 4% of the employee’s pay (up to the Internal Revenue Code annual covered compensation limit);

•	Medical and dental insurance for which we pay approximately 75% of the premiums;

•	Life and Accidental Death and Dismemberment insurance paid for by us;

•	Short-Term Disability insurance paid for by us; and

•	Long-Term Disability benefit which is a voluntary benefit for general employees (employee paid). For executive officers, the benefit is paid for by us. Additionally, we provide a supplemental Long-Term Disability benefit to our executive officers.

In establishing and providing the plans noted above, we use outside benefits consultants for 401(k), medical, dental and other employee benefits plan design. Each of the outside consultants provides advice not less than annually about the plan designs for similar manufacturing companies across the United States. As with other elements of compensation, we strive to provide competitive benefits to attract high quality executives. We believe that the benefits noted in this section generally are competitive with all similarly situated manufacturers and competitors with exceptions made where we believe necessary based on the communities where we are located.

We do not sponsor a defined benefit pension plan.

Stock Ownership Guidelines

In the interest of good corporate governance and to further align the long-term interests of our executives with our investors, our Compensation Committee has adopted guidelines setting forth target stock ownership levels of six times total annual base salary for our Chief Executive Officer and President, three times total annual base salary for our Chief Financial Officer and one times total annual base salary for our other executive officers. Our executive officers have five years within which to achieve the guidelines, although the guidelines have been achieved by all of our executive officers as of the date of this Proxy Statement.

Summary Compensation Table

The following table summarizes the compensation of our named executive officers for the fiscal year ended December 31, 2016 to the extent they served as executive officers in such year.

Name and Principal Position	Fiscal Year	Salary	Bonus(3)	Stock Awards(4)	Option Awards(4)	All other Compensation(5)	Total
John N. Simons, Jr.(1)	FY 2016	$614,423	$1,268,243	$1,589,081	$879,588	$193,791	$4,545,126
Former CEO	FY 2015	$550,000	$1,000,000	$700,000	$—	$245,201	$2,495,201
Michael B. Sims	FY 2016	$448,846	$500,000	$2,317,818	$175,916	$25,822	$3,468,402
CFO	FY 2015	$420,000	$410,000	$137,500	$—	$11,154	$978,654
Christopher D. Sliva(2)	FY 2016	$92,308	$325,000	$5,325,017	$—	$330,287	$6,072,612
CEO and President
George F. Chappelle, Jr.	FY 2016	$449,039	$465,500	$2,317,818	$175,916	$25,822	$3,434,095
Chief Operating Officer	FY 2015	$425,000	$400,000	$206,250	$—	$11,161	$1,042,411
James L. Clough	FY 2016	$447,500	$421,875	$2,317,818	$175,916	$25,822	$3,388,931
Chief Commercial Officer and President, Foodservice	FY 2015	$385,000	$360,000	$206,250	$—	$11,108	$962,358

(1)	As described under “Employment Agreements” below, on November 7, 2016, we and APF entered into a transition and separation agreement with Mr. Simons, pursuant to which Mr. Simons resigned from his employment with us effective March 31, 2017 and from his service on our board of directors effective as of the date of the 2017 Annual Meeting of Stockholders. Mr. Simons agreed to resign from the position of President effective November 14, 2016 and from the position of Chief Executive Officer effective March 31, 2017. The transition and separation agreement supersedes and replaces Mr. Simons’ employment agreement.
(2)	As described under “Employment Agreements” below, Mr. Sliva began serving as our President, effective November 14, 2016, and our Chief Executive Officer, effective March 31, 2017.
(3)	Bonuses with respect to performance during the Company’s fiscal year ended December 31, 2016 were paid in February 2017, except for Mr. Simons whose bonus was paid in accordance with the terms of his transition and separation agreement. See “Employment Agreements” below. For Mr. Simons, the amount includes $843,750 as a bonus with respect to performance during the Company’s fiscal year ended December 31, 2016, and a liquidity event bonus of $424,493 paid in connection with the pre-IPO surrender of shares of common stock by Mr. Simons as repayment of promissory notes; such amount reflects the difference between the IPO price of the Company’s common stock over the value of the stock on the date of surrender. Mr. Sliva is ineligible for a 2016 Bonus but received a $325,000 signing bonus, as described further under “Employment Agreements” below.
(4)	The amounts included in this column represent the grant date fair value of stock and option awards computed in accordance with FASB ASC Topic 718. For restricted stock and RSUs, the grant date fair values on August 26, 2016 and November 14, 2016, were $25.69 per share and $25.65 per share, respectively. For stock options, the grant date fair value on August 26, 2016 was $4.74 per option share. The valuation assumptions used in calculating the grant date fair value of these awards are set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-Based Compensation” in our Annual Report on Form 10-K, filed with the SEC on March 9, 2017. For Mr. Sliva, the amount includes grants of common stock with a grant date value of $325,011 and RSUs with a grant date value of $5,000,006, as described further under “Employment Agreements” below.
(5)	With respect to fiscal 2016, for Mr. Simons, this amount is comprised of charges incurred in connection with Mr. Simons’ personal use of private jets (the charges for which were incurred and billed to us on an all-inclusive basis as a function of jet category and flight duration) ($133,626), relocation expenses ($21,097), dividends paid on unvested RSUs ($17,320), 401(k) plan company match ($10,600), and miscellaneous perquisites and personal benefits (comprising non-private airfare charges incurred for personal trips, hotel expenses, and life insurance premiums and a holiday gift card (collectively, $11,148). For Mr. Sliva, this amount is comprised of accrued allowances for relocation ($272,000) and reimbursement of moving expenses ($30,000) pursuant to his employment agreement, dividends paid on unvested RSUs ($27,290), and miscellaneous perquisites and benefits comprising life insurance premiums and a holiday gift card (collectively, $997). For each of Messrs. Sims, Chappelle and Clough, this amount is comprised of dividends paid on unvested RSUs ($14,380), 401(k) plan company match ($10,600) and miscellaneous perquisites and personal benefits comprising life insurance premiums and a holiday gift card (collectively for each such person, $842).

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in Fiscal Year 2016

Employment Agreements

John N. Simons, Jr. (Former Chief Executive Officer). APF entered into an employment agreement with Mr. Simons effective as of September 30, 2013. Pursuant to his employment agreement, Mr. Simons was entitled to a base salary of $550,000, which APF increased to $675,000 in 2016, and an annual bonus ranging from 0% to 200% of his base salary, with the Board historically setting the target amount at 100% of base salary, determined according to overall company EBITDA. Mr. Simons received an equity award in connection with entry into his employment agreement and became eligible to participate in our 401(k) plan, health insurance, short-term and long-term disability insurance, life insurance and other employee benefit plans with the terms and conditions of those plans, as may be amended from time to time. Mr. Simons’ employment agreement contains benefits to be paid in the event of resignation for “Good Reason” (as defined below) or termination by APF for reasons other than “Cause” (as defined below), death or disability. Under such circumstances and contingent upon Mr. Simons signing and not revoking a comprehensive release of claims substantially in a form provided by APF, Mr. Simons would receive: (1) a severance payment equal to 1.5 times his then-current base salary; plus (2) 1.5 times the average of the two annual bonuses paid to him with respect to the immediately preceding two years (or, if such termination occurs after the first complete year but before the second complete year following his commencement of employment, 1.5 times the average of the actual bonus paid with respect to the first full fiscal year commencing with his employment and the bonus that would have been paid for the then-current fiscal year had performance been met at the 100% achievement level); plus (3) COBRA continuation coverage until the earlier of (a) 18 months following the date of his termination of employment or (b) the date on which he obtains other medical plan coverage, whether from another employer or elsewhere. Also under the terms of Mr. Simons’ employment agreement, upon the occurrence of any “Change in Control” (as defined below), his outstanding equity, annual bonus and long-term incentive awards will immediately vest (and not be subject to forfeiture for any reason) in a manner to enable him to fully participate in such Change in Control transaction and, to the extent any vested options granted on or after the effective date of his employment agreement survive such Change in Control, will remain vested and exercisable in accordance with their original terms (including in connection with a termination of his employment with APF).

For purposes of Mr. Simons’ employment agreement,

•	“Cause” means the conviction or commission of or the entry of a guilty plea or plea of no contest to any felony or to any other crime involving moral turpitude.

•	“Change in Control” means (1) the acquisition by certain persons (as further defined in Mr. Simons’ employment agreement) of beneficial ownership of 50% or greater of either (a) the then-outstanding shares of common stock or other equity interest of us or (b) the combined voting power of the then-outstanding voting securities of us entitled to vote generally in the election of directors; (2) individuals who, as of the effective date of Mr. Simons’ employment agreement, constitute our board of directors cease for any reason to constitute a majority thereof, other than the election of replacement directors by a vote of at least a majority of incumbent directors; (3) the consummation of a merger or consolidation or sale or other disposition of all or substantially all of our assets, unless following such business transaction (a) all or substantially all of the individuals and entities who were the beneficial owners of the outstanding equity interest and outstanding voting securities immediately prior to such business transaction beneficially own, directly or indirectly, 50% or more of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from the business transaction in substantially the same proportion as their ownership immediately prior to such business transaction; and (b) at least a majority of the members of the board of directors of the corporation resulting from such business transaction were members of the incumbent board at the time of the execution of the initial agreement, or of the action of the board of directors, providing for such business transaction; or (4) the approval by our stockholders of a complete liquidation or dissolution of us.

•

“Good Reason” means the occurrence of any of the following events, if Mr. Simons provides APF with adequate notice as provided in his agreement: (1) a diminution in Mr. Simons’ base salary or target bonus, except for any reduction not to exceed 10% of his salary or target bonus if such reduction is applicable to all executive officers; (2) the failure to pay any compensation required under the terms of his employment agreement; (3) a material diminution in Mr. Simons’ authority, duties or responsibilities; (4) a relocation of Mr. Simons’ primary business office by greater than 50 miles from such office as of the effective date of his employment agreement; (5) a requirement that Mr. Simons report to a person or entity other than the board of either APF or us; or (6) any other action or inaction that constitutes a material breach by APF of Mr. Simons’ employment agreement (as it may be amended from time to time).

In connection with Mr. Simons’ retirement and appointment of a successor Chief Executive Officer and President, on October 26, 2016, Mr. Simons agreed to waive his right to terminate his employment for Good Reason (as defined in his employment agreement) and receive severance payments and benefits following such termination pursuant to his employment agreement by reason of his resignation from the positions of Chief Executive Officer and President at such time as his successor is appointed to such positions pursuant to a waiver agreement with APF, which occurred on March 31, 2017.

On November 7, 2016, we and APF entered into a transition and separation agreement with Mr. Simons, pursuant to which Mr. Simons resigned from his employment with us effective March 31, 2017 and from his service on our Board effective as of the date of the Annual Meeting. The transition and separation agreement supersedes and replaces Mr. Simons’ employment agreement. Pursuant to the transition and separation agreement, during the period commencing on November 7, 2016 and ending on March 31, 2017, Mr. Simons remained employed by APF and continued to perform his duties and responsibilities and assist in connection with the transition of his duties to Mr. Sliva. During this period, Mr. Simons was paid his annual base salary.

On March 31, 2017, and subject to his execution and non-revocation of a general release of claims, Mr. Simons received the following severance payments and benefits:

•	A lump-sum payment equal to any unpaid annual bonus earned by Mr. Simons for the Company’s 2016 fiscal year;

•	To the extent not previously vested, all outstanding equity-based awards then-held by Mr. Simons vested; and

•	Continued health insurance benefits at our expense until the earlier of 18 months following March 31, 2017 or the date on which he obtains other medical plan coverage.

Christopher D. Sliva (Chief Executive Officer and President). On October 27, 2016, we and APF entered into an employment agreement with Mr. Sliva that sets forth the terms of his employment, which commenced on November 14, 2016. Mr. Sliva’s employment agreement has a three-year term commencing on November 14, 2016 and ending on November 14, 2019, unless earlier terminated. The agreement automatically renews for one-year periods unless terminated by either party on not less than 180 days’ notice. Under the terms of his employment agreement, Mr. Sliva will receive an annual base salary of $800,000, subject to increase in the discretion of our Board. Commencing with fiscal 2017, Mr. Sliva will be eligible for an annual incentive bonus which is payable upon the satisfaction of certain performance targets established by our Board after consultation with Mr. Sliva. Mr. Sliva’s target annual bonus will be 100% of his annual base salary and the maximum annual bonus will be 200% of his annual base salary. In addition, Mr. Sliva received a signing bonus of $325,000 in November 2016, which is repayable by Mr. Sliva if his employment is terminated due to his resignation other than for “Good Reason” or due to his “disability” or by us for “Cause” (each as defined in his employment agreement) at any time prior to November 14, 2017. In connection with Mr. Sliva’s relocation to the Ohio area, we will pay up to $272,000, which is repayable by Mr. Sliva if his employment is terminated due to his resignation other than for Good Reason or due to his disability or by us for Cause at any time prior to November 14, 2017, in addition to providing reimbursement for certain moving expenses up to $30,000.

Pursuant to his employment agreement and under our 2009 Plan, on November 14, 2016, we granted Mr. Sliva a number of shares of our common stock having a grant date value of $325,011. Mr. Sliva is prohibited from selling or otherwise transferring such shares at any time prior to November 14, 2017. Such shares are returnable by Mr. Sliva (or his executor, as the case may be) if his employment is terminated by us for Cause or by him without Good Reason or due to his death or disability at any time prior to November 14, 2017. In addition, on November 14, 2016, we granted Mr. Sliva a number of RSUs under our 2009 Plan having a grant date value of $5,000,006 (the “Replacement Grant”), which will vest in substantially equal installments on each of the first four anniversaries of November 14, 2016, subject to accelerated vesting upon a qualifying termination of employment.

Commencing with our 2017 fiscal year, Mr. Sliva will be eligible to receive an annual equity award grant with respect to each full fiscal year pursuant to our 2009 Plan, comprised of 50% RSUs and 50% stock options as determined by our Board, having a grant date value of $2,250,000, which will vest in substantially equal installments on each of the first four anniversaries of the grant date, and which are otherwise subject to the same terms and conditions that apply to annual equity awards granted to our other senior executives.

If, during the term of his employment agreement, Mr. Sliva’s employment is terminated by us without Cause or by him for Good Reason, in either case, prior to a “Change in Control” (as defined in his employment agreement) of us, and subject to his execution and non-revocation of a general release of claims and continued compliance with the restrictive covenants set forth in his employment agreement (as described below), he will receive the following severance payments and benefits:

•	A payment in an amount equal to (x) two times the sum of his then-current annual base salary plus (y) two times the average of the amount of the two annual bonuses paid to him for the two fiscal years immediately preceding the date of termination (or if such termination occurs prior to the end of the first full fiscal year or second full fiscal year, respectively, the amount of the target annual bonus(es) for such fiscal year(s)), payable in substantially equal installments during the two-year period commencing on the date of termination (the “continued severance pay”);

•	Continued health insurance benefits at our expense until the earlier of 18 months following the date of termination, or the date on which he obtains other medical plan coverage;

•	A payment equal to any unpaid prior year annual bonus and a prorated annual bonus for the year in which the termination occurs, in each case, payable at such time as bonuses are paid to our other senior executives (the “prior year and pro-rata bonus payments”); and

•	Full vesting and prompt settlement of any then-unvested portion of the Replacement Grant.

If, during the term of his employment agreement, Mr. Sliva’s employment is terminated by us without Cause or by him for Good Reason, in either case, during the nine month period following a Change in Control of us, he will receive the above payments and benefits as though his employment was terminated without Cause or for Good Reason, except that in lieu of the continued severance pay, he will receive a payment in an amount equal to (x) three times the sum of his then-current annual base salary plus (y) three times his target annual bonus, payable in a lump-sum (or in substantially equal installments over three years to the extent required to comply with applicable tax law).

If, during the term of his employment agreement, Mr. Sliva’s employment is terminated due to his death or disability, he (or his estate) will receive (i) the prior year and pro rata bonus payments and (ii) full vesting and prompt settlement of any then-unvested portion of the Replacement Grant.

Mr. Sliva’s employment agreement provides for customary non-competition and non-solicitation covenants that apply during the twelve month period following a termination of Mr. Sliva’s employment for any reason and a perpetual confidentiality covenant. In addition, if any payments or benefits provided to Mr. Sliva in connection with a Change in Control of us are subject to excise taxes as a result of the application of Sections 280G and 4999 of the Code, such payments and benefits will be reduced so that no excise tax is payable, but only if this reduction results in a more favorable after-tax position for him.

Michael B. Sims (Chief Financial Officer). APF entered into an employment agreement with Mr. Sims on February 2, 2012. Pursuant to his employment agreement, Mr. Sims is entitled to a base salary of $400,000, which APF increased to $420,000 in 2014, to $450,000 in 2016, and to $500,000 effective January 1, 2017, and an annual bonus pursuant to the Management Incentive Plan with a target of 75% of his base salary and actual payout determined according to performance targets established by us. Mr. Sims received an equity award in connection with entry into his employment agreement and became eligible to participate in our 401(k) plan, health insurance, short-term and long-term disability insurance, life insurance and other employee benefit plans with the terms and conditions of those plans, as may be amended from time to time. Mr. Sims’ employment agreement contains benefits to be paid in connection with his termination (1) by APF for any reason other than

“Cause” or by disability that continues for greater than 6 months; or (2) by him within 3 months following a “Change in Control” as a result of (a) a material reduction in his then-current base salary or bonus level; (b) a change in office location requiring a relocation from the state of Ohio or in excess of 100 miles; (c) a change resulting in the material diminution of his then-current job description and responsibilities; or (d) a material change in reporting relationship (in each case, provided he adhere to certain notice requirements). Under such circumstances and contingent upon Mr. Sims signing and not revoking a comprehensive release of claims substantially in a form provided by us, Mr. Sims would receive salary continuation payments for 12 months (which payments would reduce any severance due to him under any other company severance plan, program or arrangement).

George F. Chappelle, Jr. (Chief Operating Officer). APF entered into an employment agreement with Mr. Chappelle on December 23, 2013. Pursuant to his employment agreement, Mr. Chappelle is entitled to a base salary of $425,000, which APF increased to $450,000 in 2016, and to $500,000 effective January 1, 2017, and an annual bonus pursuant to the Management Incentive Plan with a target of 75% of his base salary and actual payout determined according to performance targets established by us. Mr. Chappelle received an equity award in connection with entry into his employment agreement and became eligible to participate in our 401(k) plan, health insurance, short-term and long-term disability insurance, life insurance and other employee benefit plans with the terms and conditions of those plans, as may be amended from time to time. Mr. Chappelle’s employment agreement contains benefits to be paid in connection with his termination (1) by APF for any reason other than “Cause” or by disability that continues for greater than 6 months; or (2) by him within 3 months following a “Change in Control” as a result of (a) a material reduction in his then-current base salary or bonus level; (b) a change resulting in the material diminution of his then-current job description and responsibilities; (c) a material change in reporting relationship (in each case, provided he adhere to certain notice requirements); or (d) a change in office location requiring a relocation in excess of 50 miles. Under such circumstances and contingent upon Mr. Chappelle’s signing and not revoking a comprehensive release of claims substantially in a form provided by us, Mr. Chappelle would receive salary continuation payments for 12 months (which payments would reduce any severance due to him under any other company severance plan, program or arrangement).

James L. Clough (Chief Commercial Officer and President, Foodservice). APF entered into an employment agreement with Mr. Clough effective as of June 18, 2013. Pursuant to his employment agreement, Mr. Clough is entitled to a base salary of $385,000, which APF increased to $450,000 in 2016, and to $500,000 effective January 1, 2017, and an annual bonus pursuant to the Management Incentive Plan with a target of 75% of his base salary and actual payout determined according to performance targets established by us. Mr. Clough received an equity award in connection with entry into his employment agreement and became eligible to participate in our 401(k) plan, health insurance, short-term and long-term disability insurance, life insurance and other employee benefit plans with the terms and conditions of those plans, as may be amended from time to time. Mr. Clough’s employment agreement contains benefits to be paid in connection with his termination (1) by APF for any reason other than “Cause” or by disability that continues for greater than 6 months; or (2) by him within 3 months following a “Change in Control” as a result of (a) a material reduction in his then-current base salary or bonus level; or (b) a change resulting in the material diminution of his then-current job description and responsibilities (in each case, provided he adhere to certain notice requirements). Under such circumstances and contingent upon Mr. Clough’s signing and not revoking a comprehensive release of claims substantially in a form provided by us, Mr. Clough would receive salary continuation payments for 12 months (which payments would reduce any severance due to him under any other company severance plan, program or arrangement). On March 24, 2016, Mr. Clough and APF entered into an amendment to Mr. Clough’s employment agreement. The amendment contains a contingent payment feature stating that if Mr. Clough voluntarily terminates employment with APF prior to the three year anniversary of October 14, 2014, the date on which APF loaned Mr. Clough $100,000 to facilitate his physical relocation on short notice in furtherance of his service to APF, or is terminated for Cause (as defined in his employment agreement) prior to such date, Mr. Clough will pay APF $100,000. The amendment contains a partial payment acceleration feature in the event of certain company liquidity transactions.

Other Change of Control and Severance Agreements

We maintain a standard severance policy and a Special Enhanced Severance Plan. None of our named executive officers participate in either plan.

We also maintain the Executive Severance Plan, which we adopted on July 20, 2016, and is intended to provide benefits to our Chief Executive Officer and President, Chief Financial Officer and certain other executive officers in the event of the executive officers’ termination of employment without Cause (as defined below) by APF and the executive officer does not receive superior benefits in their individual employment agreements. For purposes of the Executive Severance Plan, “Cause” means (a) if an executive officer is party to a written employment agreement with APF, the meaning ascribed to such term therein (if any); (b) if an executive officer is not party to a written employment agreement with APF or such written employment agreement ascribes no meaning to such term, then if such executive officer is party to the Special Enhanced Severance Plan, the meaning ascribed to such term therein; or (c) if an executive officer is not party to a written employment agreement with APF or such written employment agreement ascribes no meaning to such term and if an executive officer is not party to the Special Enhanced Severance Plan, then a termination of an executive officer’s employment because of an executive officer’s (i) material breach of a written employment contract with APF; (ii) willful violation of any law, rule or regulation, which violation results, or could reasonably be expected to result, in material harm to the business or reputation of APF; (iii) conviction or commission of, or the entry of a guilty plea or plea of no contest to, any felony or other crime involving moral turpitude; or (iv) disclosure of confidential information regarding APF or its business. The definition of “Cause” may also include a termination of an executive officer’s employment because of an executive officer’s (i) failure to perform his or her duties to APF; (ii) violation of any material policy of APF (including, but not limited to, the covenants set forth in the Executive Severance Plan); or (iii)  misappropriation, embezzlement or dishonesty. The Executive Severance Plan’s benefits are as follows:

Executive Severance Plan

Rank	Description of Position	Severance Pay (Annual Salary and 2-Year Average Prior Years’ Bonus Multiplier)	Company- Paid COBRA Premium	Career Transition/ Outplacement Benefits
	CEO and President	2.0X	2.0 Years	3 months
Tier 1
	CFO	1.5X	1.5 Years	3 months
Tier 2
	Other Executive Officer	1.0X	1.0 Years	3 months
Tier 3

Grants of Plan-Based Awards in Fiscal 2016

The following table presents, for each of the named executive officers, information concerning each grant of an equity award made during the fiscal year ended December 31, 2016. This information supplements the information about these awards set forth in the Summary Compensation Table.

Grants of Plan-Based Awards

Name	Grant Date	Award Type(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards (/Sh)	Grant Date Fair Value of Stock and Option Awards(2)
John N. Simons, Jr.	8/26/16	SO	—	185,567	$25.69	$879,588
	8/26/16	RSU	61,856	—	—	$1,589,081
Michael B. Sims	11/14/16	RSU	77,973	—	—	$2,000,007
	8/26/16	SO	—	37,113	$25.69	$175,916
	8/26/16	RSU	12,371	—	—	$317,811
Christopher D. Sliva	11/14/16	RS	12,671	—	—	$325,011
	11/14/16	RSU	194,932	—	—	$5,000,006
George F. Chappelle, Jr.	11/14/16	RSU	77,973	—	—	$2,000,007
	8/26/16	SO	—	37,113	$25.69	$175,916
	8/26/16	RSU	12,371	—	—	$317,811
James L. Clough	11/14/16	RSU	77,973	—	—	$2,000,007
	8/26/16	SO	—	37,113	$25.69	$175,916
	8/26/16	RSU	12,371	—	—	$317,811

(1)	We granted the following types of awards in fiscal 2016:
SO = Stock Option
RS = Restricted Stock
RSU = Restricted Stock Unit
Awards are granted pursuant to our 2009 Plan unless otherwise noted.

(2)	The amounts included in this column represent the grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. For restricted stock and RSUs, the grant date fair values on August 26, 2016 and November 14, 2016, were $25.69 per share and $25.65 per share, respectively. For stock options, the grant date fair value on August 26, 2016 was $4.74 per option share. The valuation assumptions used in calculating the grant date fair value of these awards are set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-Based Compensation” in our Annual Report on Form 10-K, filed with the SEC on March 9, 2017. Material terms of plan-based awards, including criteria used in determining amounts payable and vesting of awards, are further discussed under “Compensation Discussion and Analysis” above.

Outstanding Equity Awards at 2016 Fiscal Year End

The following table sets forth information regarding outstanding stock options and stock awards held by our named executive officers as of the end of the fiscal year ended December 31, 2016.

Outstanding Equity Awards at Fiscal Year-End

			Option Awards				Stock Awards
Name	Award Type	Note	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(7)
John N. Simons, Jr.	SO	(1)	—	185,567	25.69	8/26/26	—	—
	RSU	(2)	—	—	—	—	61,856	$1,842,072
Michael B. Sims	RSU	(3)	—	—	—	—	77,973	$2,322,036
	SO	(1)	—	37,113	25.69	8/26/26	—	—
	RSU	(2)	—	—	—	—	12,371	$368,408
Christopher D. Sliva	RS	(4)	—	—	—	—	12,671	$377,342
	RSU	(5)	—	—	—	—	194,932	$5,805,075

			Option Awards				Stock Awards
Name	Award Type	Note	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(7)
George F. Chappelle, Jr.	RSU	(3)	—	—	—	—	77,973	$2,322,036
	SO	(1)	—	37,113	25.69	8/26/26	—	—
	RSU	(2)	—	—	—	—	12,371	$368,408
	RS	(6)	—	—	—	—	16,437	$489,494
James L. Clough	RSU	(3)	—	—	—	—	77,973	$2,322,036
	SO	(1)	—	37,113	25.69	8/26/26	—	—
	RSU	(2)	—	—	—	—	12,371	$368,408

(1)	Option award granted on August 26, 2016. For all named executive officers other than Mr. Simons, this award vests over a 3 year period with 1/3 of the options becoming exercisable on each of July 27, 2017, July 27, 2018, and July 27, 2019. For Mr. Simons, this award vested on March 31, 2017.
(2)	RSU award granted on August 26, 2016. For all named executive officers other than Mr. Simons, this award vests over a 3 year period with 1/3 of the units vesting on each of July 27, 2017, July 27, 2018, and July 27, 2019. For Mr. Simons, this award vested on March 31, 2017.
(3)	RSU award granted on November 14, 2016. This award vests in full on the second anniversary from the date of grant.
(4)	Restricted stock award granted on November 14, 2016 pursuant to the Executive Employment Agreement, dated October 27, 2016, among us, Mr. Sliva and APF. Transfer of this award is restricted for one year from the date of grant.
(5)	RSU award granted on November 14, 2016 pursuant to the Executive Employment Agreement, dated October 27, 2016, among us, Mr. Sliva and APF. This award vests in equal installments over a 4 year period with one-fourth vesting on each of November 14, 2017, November 14, 2018, November 14, 2019, and November 14, 2020.
(6)	Restricted stock award granted on September 10, 2014. This award vests one third of the underlying shares on each of September 10, 2015, September 10, 2016 and September 10, 2017.
(7)	The value shown is based on the closing market price for our common stock on December 30, 2016 of $29.78 per share.

Option Exercises and Stock Vested in Fiscal 2016

The following table presents, for each of the named executive officers, the number of shares of our common stock the restrictions on which lapsed during the fiscal year ended December 31, 2016 and the aggregate value realized upon the vesting thereof. No stock options vested or were exercised in fiscal 2016.

Stock Vested in Fiscal 2016

	Stock Awards(1)
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2)
John N. Simons, Jr.	386,285	$10,007,165
Michael B. Sims	73,970	$1,910,809
Christopher D. Sliva	—	$—
George F. Chappelle, Jr.	197,253	$5,074,662
James L. Clough	192,252	$5,104,224

(1)	Effective August 30, 2016 we took action pursuant to the terms of our 2009 Plan to cause the accelerated vesting of unvested restricted shares granted in August 2015 and October 2015 to recognize contributions that certain executive officers made during our IPO process. As a result of the successful consummation of our IPO, we accelerated the vesting of such awards then held by Messrs. Simons, Sims, Chappelle and Clough in the following amounts: Mr. Simons, 32,875 restricted shares, Mr. Sims, 16,438 restricted shares, Mr. Chappelle, 32,875 restricted shares, and Mr. Clough, 32,875 restricted shares.
(2)	Value realized on vesting is based on the fair market value of our common stock on the date of vesting, multiplied by the number of shares covered by the award.

Non-Equity Incentive Plan Awards

Our named executive officers received awards under the Management Incentive Plan. See “Compensation Discussion and Analysis—Cash Incentive Compensation” and the column  of the Summary Compensation Table titled “Bonus” for additional information.

Nonqualified Deferred Compensation for Fiscal 2016

None of our named executive officers have received nonqualified deferred compensation from us or our subsidiaries or affiliates at any time.

Pension Benefits for Fiscal 2016

None of our named executive officers are currently in a defined benefit plan sponsored by us or our subsidiaries or affiliates.

Potential Payments Upon Termination or Change in Control

The following table provides potential payments that may be made to each named executive officer upon termination and/or a change in control as defined and pursuant to each executive’s executive employment agreement or, if the Executive Severance Plan provides for greater cash severance benefits than such agreement, then in lieu of such agreement, the Executive Severance Plan. In order to receive severance benefits under their respective employment agreements, each of our named executive officers must sign and timely return, and not revoke, a comprehensive release of claims and demonstrate continued compliance with the confidentiality, non-compete, non-solicitation and/or non-interference provisions of his employment agreement, as applicable. None of our named executive officers participate in the Special Enhanced Severance Plan. The amounts shown in the table below assume that the executive was terminated on December 31, 2016 and that the effective date of the change in control was December 31, 2016, and do not include amounts (if any) in which the named executive officer had already vested as of December 31, 2016. The amounts shown below are hypothetical payments calculated using the assumptions required under applicable regulations, and do not represent actual payments to any named executive officer. The actual compensation to be paid can only be determined at the time of a named executive officer’s termination of employment or upon a change in control, as applicable.

Potential Payments Upon Termination or Change in Control: Former CEO

Name	Benefit	Payable Upon a Change in Control(2)	Payable Upon Termination without Cause, Resignation for Good Reason or Upon Disability or Death(3)
John N. Simons, Jr.(1)	Cash	$—	$1,268,243
	Equity	$2,601,041	$2,601,041
	Pension / NQDC	$—	$—
	Perquisites / Benefits	$—	$18,134
	Tax Reimbursement	$—	$—
	Other	$—	$—

	Total	$2,601,041	$3,887,418

(1)	The amounts in this table reflect the payments that Mr. Simons would have received had his employment been terminated on December 31, 2016 pursuant to his transition and separation agreement, dated November 7, 2016, which superseded and replaced his employment agreement (except with respect to certain employment agreement provisions, including the change in control provisions, which survive), and pursuant to our 2009 Plan. Mr. Simons resigned from his employment with us effective March 31, 2017.
(2)	Reflects accelerated vesting with respect to 61,856 RSUs and 185,567 option shares (granted on August 26, 2016 with an exercise price of $25.69 per share) (the “Simons Equity Acceleration”) pursuant to the terms of the applicable award agreements and Section 10 of his employment agreement, which survives the termination of such agreement, as set forth in Mr. Simons’ transition and separation agreement.

(3)	Reflects: (a) a lump-sum payment equal to any unpaid annual bonus earned by Mr. Simons for fiscal 2016; (b) the Simons Equity Acceleration pursuant to Section 3(b) of his transition and separation agreement; and (c) the payment by us of COBRA premiums with respect to health and welfare coverage for Mr. Simons (and his dependents, if covered under such plan as of the date of termination) for 18 months ($18,134), in each case pursuant to his transition and separation agreement. These benefits would apply in lieu of the 2016 Executive Severance Plan pursuant to Mr. Simons’ transition and separation agreement.

Potential Payments Upon Termination or Change in Control: Other Named Executive Officers

Name	Benefit	Payable Upon a Change in Control (1)	Payable Upon Termination Without Cause or Resignation for Good Reason within 9 Months after a Change in Control(2)	Payable Upon Termination without Cause or Resignation for Good Reason Prior to a Change in Control(3)	Payable Upon Termination for Disability or Death(4)
Christopher D. Sliva	Cash	$—	$4,800,000	$3,200,000	$—
	Equity	$6,182,417	$6,182,417	$6,182,417	$6,182,417
	Pension / NQDC	$—	$—	$—	$—
	Perquisites / Benefits	$—	$26,001	$26,001	$—
	Tax Reimbursement	$—	$—	$—	$—
	Other	$—	$—	$—	$—

	Total	$6,182,417	$11,008,418	$9,408,418	$6,182,417

(1)	Reflects accelerated vesting pursuant to the terms of the applicable award agreements (and, with respect to Mr. Sliva’s RSUs, his employment agreement) with respect to 12,671 restricted shares and 194,932 RSUs, in each case valued at $29.78 per share, which was our closing price on December 30, 2016 (the “Sliva Equity Acceleration”).
(2)	Reflects (a) a lump sum payment equal to the sum of (i) three times Mr. Sliva’s then-current annual base salary ($800,000) plus (ii) three times Mr. Sliva’s target annual bonus for 2016 ($800,000); (b) continued health insurance benefits at our expense for 18 months following the date of termination ($26,001) (the “Sliva COBRA Continuation”); and (c) the Sliva Equity Acceleration pursuant to the terms of the applicable award agreements (and, with respect to Mr. Sliva’s RSUs, his employment agreement).
(3)	Reflects: (a) a payment equal to the sum of (i) two times Mr. Sliva’s annual base salary ($800,000), plus (ii) two times Mr. Sliva’s target annual bonus for 2016 ($800,000) payable in substantially equal installments during the two-year period commencing on the date of termination; (b) the Sliva COBRA Continuation; and (c) the Sliva Equity Acceleration pursuant to the terms of the applicable award agreements (and, with respect to Mr. Sliva’s RSUs, his employment agreement). Mr. Sliva would receive no additional benefit under the 2016 Executive Severance Plan upon a termination without Cause because the 2016 Executive Severance Plan does not provide for greater benefits than Mr. Sliva’s employment agreement.
(4)	Reflects the Sliva Equity Acceleration pursuant to the terms of the applicable award agreements (and, with respect to Mr. Sliva’s RSUs, his employment agreement).

Potential Payments Upon Termination or Change in Control: Other Named Executive Officers

Name	Benefit	Payable Upon a Change in Control (1)	Payable Upon Termination Without Cause (2)	Payable Upon Termination for Disability or Death; or Resignation for Good Reason within 3 Months after a Change in Control (3)
Michael B. Sims	Cash	$—	$1,061,250	$450,000
	Equity	$2,842,236	$—	$—
	Pension / NQDC	$—	$—	$—
	Perquisites / Benefits	$—	$18,134	$8,060
	Tax Reimbursement	$—	$—	$—
	Other	$—	$—	$—

	Total	$2,842,236	$1,079,384	$458,060

Name	Benefit	Payable Upon a Change in Control (1)	Payable Upon Termination Without Cause (2)	Payable Upon Termination for Disability or Death; or Resignation for Good Reason within 3 Months after a Change in Control (3)
George F. Chappelle, Jr.	Cash	$—	$1,092,188	$450,000
	Equity	$3,331,730	$—	$—
	Pension / NQDC	$—	$—	$—
	Perquisites / Benefits	$—	$17,334	$11,556
	Tax Reimbursement	$—	$—	$—
	Other	$—	$—	$—

	Total	$3,331,730	$1,109,522	$461,556

James L. Clough	Cash	$—	$1,054,688	$450,000
	Equity	$2,842,236	$—	$—
	Pension / NQDC	$—	$—	$—
	Perquisites / Benefits	$—	$17,315	$11,543
	Tax Reimbursement	$—	$—	$—
	Other	$—	$—	$—

	Total	$2,842,236	$1,072,003	$461,543

(1)	Reflects accelerated vesting pursuant to the terms of the applicable award agreements, in each case valued at $29.78 per share, which was our closing price on December 30, 2016 as follows: (a) with respect to Mr. Sims, 90,344 RSUs and 37,113 option shares; (b) with respect to Mr. Chappelle, 16,437 restricted shares, 90,344 RSUs and 37,113 option shares; and (c) with respect to Mr. Clough, 90,344 RSUs and 37,113 option shares.
(2)	Reflects payments under the 2016 Executive Severance Plan as follows: (a) with respect to Mr. Sims, one and one-half times the sum of base salary ($450,000) and the two year average of prior years’ bonuses (for 2014, $105,000, and for 2015, $410,000) and 18 months of COBRA continuation; (b) with respect to Mr. Chappelle, one times the sum of base salary ($450,000 and the two year average of prior years’ bonuses (for 2014, $156,250, and for 2015, $400,000) and 12 months of COBRA continuation; and (c) with respect to Mr. Clough, one times the sum of base salary ($450,000) and the two year average of prior years’ bonuses (for 2014, $146,250, and for 2015, $360,000) and 12 months of COBRA continuation.
(3)	Reflects 12 months of salary continuation payments pursuant to each applicable employment agreement and eight weeks of COBRA continuation payments pursuant to our standard severance policy (which COBRA payments would be payable regardless of whether such termination occurred within 3 months after a Change in Control).

Compensation of Directors

Directors who are also executive officers do not receive any additional compensation for serving as members of our Board or any committee of our Board. Each non-employee director is eligible for reimbursement for his or her expenses incurred in connection with attendance at our Board meetings in accordance with our policy. Additionally, non-employee directors are compensated as follows:

Annual Cash Retainers. Following our IPO, our Board adopted a director compensation policy, pursuant to which each non-employee director receives the following:

•	an annual grant of $120,000 in RSUs, which vest one-third per year over a three year period;

•	an annual cash retainer of $70,000;

•	annual cash retainers for serving as chairman of our Board, and for serving on the Compensation Committee, the Audit Committee and the Nominating and Corporate Governance Committee, as follows:

•	Chairman of our board of directors - $60,000

•	Chair of the Audit Committee - $15,000

•	Members of the Audit Committee (including the Chair of the Audit Committee) - $6,000

•	Chair of the Compensation Committee - $12,500

•	Members of the Compensation Committee (including the Chair of the Compensation Committee)—$6,000

•	Chair of the Nominating and Corporate Governance Committee - $10,000

•	Members of the Nominating and Corporate Governance Committee (including the Chair of the Nominating and Corporate Governance Committee) - $5,000

The cash retainers are paid in equal quarterly installments, and each director may elect to receive restricted stock in lieu of cash subject to the terms of our policy. RSUs accrue dividend equivalents at the same rate and at the same times as cash dividends are paid on shares of our common stock, and directors may elect to defer commencement of the settlement of RSUs pursuant to the terms thereof in compliance with the provisions of Section 409A of the Code.

The following table presents, for each of the directors, the fees received by such director during the fiscal year ended December 31, 2016.

Non-Employee Director Compensation

Name(1)	Fees Paid or Earned in Cash	Stock Awards(2)	Total
Margaret M. Cannella (3)	$50,250	$164,139	$214,389
Celeste A. Clark, Ph.D.	$—	$420,137	$420,137
Dean Hollis	$—	$268,133	$268,133
Peter C. Dillingham	$81,000	$127,114	$208,114
Stephen A. Kaplan(4)	$—	$—	$—
Gary L. Perlin	$94,500	$349,032	$443,532
Matthew C. Wilson(4)	$—	$—	$—

(1)	Messrs. Simons and Sliva are excluded from this table because they are executive officers.
(2)	The amounts included in this column represent the grant date fair value of stock awards as follows:

•	Restricted stock award of 19,726 shares granted to Dr. Clark on February 18, 2016, which vests over a 4 year period with 1/4 of the underlying shares vesting on each of February 18, 2017, February 18, 2018, February 18, 2019 and February 18, 2020. The grant date fair value of this award was $10.24 per share.

•	Restricted stock award of 19,726 shares granted to Mr. Perlin on April 27, 2016, which vests over a 4 year period with 1/4 of the underlying shares vesting on each of April 27, 2017, April 27, 2018, April 27, 2019 and April 27, 2020. The grant date fair value of this award was $11.25 per share.

•	RSU awards of 4,948 units granted to each of Ms. Cannella, Dr. Clark, Mr. Dillingham, Mr. Hollis and Mr. Perlin on August 26, 2016, which vest over a 3 year period with 1/3 of the units vesting on each of July 27, 2017, July 27, 2018, and July 27, 2019. The grant date fair value of these awards was $25.69 per unit.

•	Common stock of 946, 897 and 1,389 shares issued to each of Ms. Cannella, Dr. Clark, and Mr. Hollis, respectively, on September 14, 2016 which these directors elected to receive in lieu of cash fees earned. The value of these shares on the date of issuance was $25.39 per share.

•	Common stock of 466, 1,631 and 2,526 shares issued to each of Ms. Cannella, Dr. Clark, and Mr. Hollis, respectively, on October 14, 2016 which these directors elected to receive in lieu of cash fees earned. The value of these shares on the date of issuance was $27.91 per share.

•	Common stock of 751 and 1,163 shares issued to each of Dr. Clark, and Mr. Hollis, respectively, on March 13, 2017, which these directors elected to receive in lieu of cash fees earned. The value of these shares on the date of issuance was $30.31 per share.

The grant date fair values of stock awards were computed in accordance with FASB ASC Topic 718, and the related valuation assumptions are set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-Based Compensation” included in our Form 10-K, filed with the SEC on March 9, 2017.

(3)	Ms. Cannella passed away on November 24, 2016 and received director fees for only a portion of fiscal 2016.
(4)	Director received no compensation of any kind for fiscal 2016.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Related Person Transactions

Our Board recognizes that transactions with related persons present a heightened risk of conflicts of interests and improper valuation (or the perception thereof), and has a written policy on transactions with related persons that is in conformity with the requirements upon issuers having publicly-held common stock that is listed on the NYSE. Under the policy:

•	any related person transaction, and any material amendment or modification to a related person transaction, must be reviewed and approved or ratified by a committee of our Board composed solely of independent directors who are disinterested, or by the disinterested members of our Board; and

•	any employment relationship or transaction involving an executive officer and any related compensation must be approved by our Compensation Committee or recommended by our Compensation Committee to our Board for its approval.

In connection with the review and approval or ratification of a related person transaction:

•	management must disclose to the committee or disinterested directors, as applicable, the name of the related person and the basis on which the person is a related person, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

•	management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction complies with the terms of our agreements governing our material outstanding indebtedness that limit or restrict our ability to enter into a related person transaction;

•	management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction will be required to be disclosed in our applicable filings under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, and related rules, and, to the extent required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with such Acts and related rules; and

•	management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act.

In addition, the related person transaction policy provides that the committee or disinterested directors, as applicable, in connection with any approval or ratification of a related person transaction involving a non-employee director or director nominee, should consider whether such transaction would compromise the director or director nominee’s status as an “independent,” “outside,” or “non-employee” director, as applicable, under the rules and regulations of the SEC, the NYSE and the Internal Revenue Code.

Registration Rights Agreement

Prior to our IPO, we were party to a registration rights agreement with our principal stockholders and certain other pre-IPO stockholders. In connection with our IPO, we entered into an amended and restated registration rights agreement with our principal stockholders and the same pre-IPO stockholders. The prior registration rights agreement granted, and the amended and restated registration rights agreement grants, to our principal stockholders an unlimited number of “demand” registration rights and to both our principal stockholders and the other pre-IPO stockholders party thereto customary “piggyback” registration rights. The amended and restated registration rights agreement also provides that we will pay certain expenses relating to such registrations and indemnify our principal stockholders and the pre-IPO stockholders party thereto against certain liabilities which may arise under the Securities Act.

Stockholders Agreement

Prior to our IPO, we were party to a stockholders agreement with our principal stockholders and certain other pre-IPO stockholders, including members of management, which contained agreements among the parties with respect to, among other things, preemptive rights, transfer restrictions, come-along rights, bring-along rights, rights of first refusal and election of our directors. The pre-IPO stockholders agreement terminated automatically on July 20, 2016 upon the consummation of our IPO.

In connection with our IPO, we entered into a new stockholders agreement with our principal stockholders. This agreement grants our principal stockholders the right to nominate to our Board a number of designees equal to: (1) at least a majority of the total number of directors comprising our Board at such time as long as affiliates of Oaktree beneficially own at least 50% of the shares of our common stock entitled to vote generally in the election of our directors; (2) at least 40% of the total number of directors comprising our Board at such time as long as affiliates of Oaktree beneficially own at least 40% but less than 50% of the shares of our common stock entitled to vote generally in the election of our directors; (3) at least 30% of the total number of directors comprising our Board at such time as long as affiliates of Oaktree beneficially own at least 30% but less than 40% of the shares of our common stock entitled to vote generally in the election of our directors; (4) at least 20% of the total number of directors comprising our Board at such time as long as affiliates of Oaktree beneficially own at least 20% but less than 30% of the shares of our common stock entitled to vote generally in the election of our directors; and (5) at least 10% of the total number of directors comprising our Board at such time as long as affiliates of Oaktree beneficially own at least 5% but less than 20% of the shares of our common stock entitled to vote generally in the election of our directors. For purposes of calculating the number of directors that our principal stockholders are entitled to nominate pursuant to the formula outlined above, any fractional amounts are rounded up to the nearest whole number and the calculation is made on a pro forma basis, taking into account any increase in the size of our Board (e.g., one and one quarter (1 1/4) directors shall equate to two directors). In addition, in the event a vacancy on our Board is created by the death, disability, retirement or resignation of an Oaktree director designee, Oaktree has, to the fullest extent permitted by law, the right to have the vacancy filled by a new Oaktree director-designee.

Management Services Agreement with Oaktree

Prior to our IPO, we were party to a management services agreement with Oaktree pursuant to which Oaktree provided us with ongoing management, advisory and consulting services. In consideration for the services provided, we were required to pay Oaktree an aggregate annual advisory fee of $3.0 million. We were also required to reimburse Oaktree for certain out-of-pocket expenses incurred with respect to the performance of services, including fees and expenses paid by Oaktree on our behalf to third-party consultants, who were engaged to provide consulting and other advisory services to us in connection with certain performance improvement projects. We paid $14.2 million, $11.6 million and $13.1 million in combined fees and expenses to Oaktree in fiscal 2016, our fiscal year ended January 2, 2016 (“fiscal 2015”) and our fiscal year ended January 3, 2015 (“fiscal 2014”), respectively. The combined fees and expenses paid to Oaktree in fiscal 2016 include an aggregate success fee of $9.0 million, which was paid upon consummation of our IPO. On July 20, 2016, in connection with our IPO, we entered into a termination agreement with Oaktree pursuant to which the management services agreement was terminated.

Term Loans

Oaktree and its affiliates are participating lenders under our first lien term loan of which $26.8 million aggregate principal amount was owed to Oaktree and its affiliates at December 31, 2016. At December 31, 2016, interest accrued to Oaktree and its affiliates was $6,000.

Oaktree and its affiliates were participating lenders under our second lien term loan that was repaid in full on June 2, 2016. $32.0 million aggregate principal amount of our prior second lien term loan was owed to Oaktree and its affiliates at January 2, 2016. At January 2, 2016, interest accrued to Oaktree and its affiliates was $0.7 million.

Related party interest for Oaktree and its affiliates with respect to term loans were $2.4 million, $3.1 million, and $3.1 million for fiscal 2016, fiscal 2015, and fiscal 2014, respectively

Senior Unsecured Notes

At December 31, 2016, Oaktree and its affiliates owned $40.0 million aggregate principal amount of our Senior Unsecured Notes, due December 16, 2024. Interest expense in fiscal 2016 and accrued at December 31, 2016 with respect to the Senior Unsecured Notes owned by Oaktree and its affiliates was $0.1 million.

Loans to Executive Officer to Pay Income Taxes

Prior to our IPO, we made from time to time loans, evidenced by promissory notes, to our employees to assist them in paying income taxes triggered by restricted share grants and concurrent elections under Section 83(b) of the Internal Revenue Code, which result in immediate recognition of compensation for income tax purposes associated with the grants. The employee loans typically had terms of seven years and the annual interest rate on the employee loans for each year varied based on the mid-term adjusted applicable federal rate. The employee loans were secured by all shares issued to the respective employee under our 2009 Plan. As of December 31, 2016 and January 2, 2016, the annual interest rates on the loans ranged from 0.95% to 2.04%.

During fiscal 2015, the maximum amounts outstanding, including accrued interest, under loans to Mr. Simons, Mr. Sims, Mr. Clough, Mr. Booker, Mr. Schroder, Mr. Chappelle, Mr. Theis, Ms. Panchot and Mr. Hollis were $799,349, $730,865, $340,841, $539,439, $71,985, $314,824, $24,400, $51,295 and $205,068, respectively. During fiscal 2014, the maximum amounts outstanding, including accrued interest, under loans to Mr. Simons, Mr. Sims, Mr. Clough, Mr. Schroder, Mr. Chappelle, Mr. Theis, Ms. Panchot and Mr. Hollis were $449,421, $659,147, $237,787, $70,751, $212,459, $23,957, $18,435 and $73,279, respectively.

In March 2016, Mr. Simons, Mr. Sims, Mr. Clough, Mr. Booker, Mr. Schroder, Mr. Chappelle, Mr. Theis, Ms. Panchot and Mr. Hollis repaid their loans in full. We no longer make loans to Mr. Simons, Mr. Sims, Mr. Clough, Mr. Booker, Mr. Schroder, Mr. Chappelle, Mr. Theis, Ms. Panchot and Mr. Hollis or our other executive officers or directors.

Income Tax Receivable Agreement

We expect to be able to utilize net operating losses, tax basis and certain other tax attributes that arose prior to our IPO, assuming generation of future income. These net operating loss carryforwards, depreciation and amortization deductions in respect of tax basis and certain other tax attributes will reduce the amount of tax that we and our subsidiaries would otherwise be required to pay in the future.

In connection with our IPO, we entered into an income tax receivable agreement with our pre-IPO stockholders that requires us to pay our pre-IPO stockholders 85% of the amount of cash savings, if any, in U.S. federal, state, local, and foreign income tax that we and our subsidiaries actually realize (or are deemed to realize in the case of an early termination by us, a change of control or certain subsidiary dispositions, as discussed below) as a result of the utilization of our and our subsidiaries’ net operating losses, tax basis and other tax attributes attributable to periods prior to our IPO together with interest accrued at a rate of LIBOR plus 2% from the date the applicable tax return is due (without extension) until the date the applicable payment is due. To the extent that we fail to make payments when due under the income tax receivable agreement for any reason, other than as a result of certain restrictions in our debt documents, discussed below, such payments will accrue interest at a rate of LIBOR plus 5% per annum until paid.

For purposes of the income tax receivable agreement, cash savings in income tax is computed by comparing our actual income tax liability to the amount of such taxes that we would have been required to pay had we not been able to utilize the tax benefits subject to the income tax receivable agreement. The term of the income tax receivable agreement commenced upon consummation of our IPO and will continue until all relevant tax benefits have been utilized or have expired.

Our counterparties under the income tax receivable agreement are not required to reimburse us for any benefits that are subsequently disallowed (although any future payments would be adjusted to the extent possible to reflect the result of such disallowance). As a result, in such circumstances we could make payments under the income tax receivable agreement that are greater than our actual cash tax savings.

While the actual amount and timing of any payments under the income tax receivable agreement will vary depending upon a number of factors, including the amount, character and timing of our and our subsidiaries’ taxable income in the future, we expect that the payments made under the income tax receivable agreement during its term could be material. Assuming no material changes in the relevant tax law, and that we and our subsidiaries earn sufficient taxable income to realize the full tax benefits subject to the income tax receivable agreement, we expect that future payments under the income tax receivable agreement will total approximately $254.2 million. On July 20, 2016, the effective date of the income tax receivable agreement, we recorded an initial obligation of approximately $254.2 million. We expect to make the first payment during the fourth quarter of 2017, and we estimate that such payment will be approximately $35.8 million plus interest at LIBOR plus 2% for the period April 15, 2017 through the date of payment. We expect to pay approximately half of the estimated value of the income tax receivable agreement payments in the first four years (2017-2020) and the balance between 2021 and 2055.

If we undergo a change of control, the income tax receivable agreement will terminate, and we will be required to make a lump sum payment equal to the present value of future payments under the income tax receivable agreement, which payment would be based on certain assumptions (the “valuation assumptions”), including those relating to our and our subsidiaries’ future taxable income. Additionally, if we or a direct or indirect subsidiary transfers any asset to a corporation with which we do not file a consolidated tax return, we will be treated as having sold that asset in a taxable transaction for purposes of determining the cash savings in income tax under the income tax receivable agreement. If we sell or otherwise dispose of any of our subsidiaries in a transaction that is not a change of control, we will be required to make a lump sum payment equal to the present value of future payments under the income tax receivable agreement attributable to the tax benefits of such subsidiary that is sold or disposed of, applying the valuation assumptions. Any such payment resulting from a change of control, asset transfer or subsidiary disposition could be substantial and could exceed our actual cash tax savings.

The income tax receivable agreement provides that in the event that we breach any of our material obligations under it, whether as a result of our failure to make any payment when due (subject to a specified cure period), failure to honor any other material obligation under it or by operation of law as a result of the rejection of it in a case commenced under the United States Bankruptcy Code or otherwise, then all our payment and other obligations under the income tax receivable agreement will be accelerated and will become due and payable, applying the same valuation assumptions discussed above, including those relating to our future taxable income. Such payments could be substantial and could exceed our actual cash tax savings. Additionally, we generally have the right to terminate the income tax receivable agreement. If we terminate the income tax receivable agreement, our payment and other obligations under the income tax receivable agreement will be accelerated and will become due and payable, also applying the valuation assumptions discussed above. Such payments could be substantial and could exceed our actual cash tax savings.

Because we are a holding company with no operations of our own, our ability to make payments under the income tax receivable agreement is dependent on the ability of our subsidiaries to make distributions to us. To the extent that we are unable to make payments under the income tax receivable agreement as a result of specified restrictions in our, or our subsidiaries’, debt documents, such payments will be deferred and will accrue interest at a rate of LIBOR plus 2% per annum until paid. To the extent that we otherwise are not able to make payment when due under the income tax receivable agreement, such late payments will accrue interest at the rate of LIBOR plus 5% per annum until paid. We have agreed under the income tax receivable agreement not to incur, and not to permit any of our subsidiaries to incur, any new restrictions, enter into any agreement or indenture or any amendment or other modification to any agreement or indenture (including, in each case, in connection with any refinancing) that would directly or indirectly, materially limit our ability to make payments under the income tax receivable agreement or the ability of our subsidiaries to make payments to us for that purpose. Additionally, we have agreed under the income tax receivable agreement not to, without the consent (not to be unreasonably withheld) of the representative of our pre-IPO stockholders, (1) change any accounting method, or amend or take any position inconsistent with a prior tax return if such action could materially adversely affect the assets included in the income tax receivable agreement, (2) seek any guidance from, or initiate any communication with, the Internal Revenue Service or any other taxing authority (whether written, verbal or otherwise) at any time on matters concerning the assets included in the income tax receivable agreement, or (3) settle or otherwise resolve any audit or other challenge by a taxing authority of a material amount relating to any realized benefit under the income tax receivable agreement.

PROPOSAL NO. 2 – APPROVAL OF ADVANCEPIERRE FOODS HOLDINGS, INC.

EMPLOYEE STOCK PURCHASE PLAN

General

We are requesting that you vote to approve the AdvancePierre Foods Holdings, Inc. Employee Stock Purchase Plan (the “Plan”), which our Compensation Committee and our Board have unanimously approved, subject to the approval of our stockholders at the Annual Meeting. The Plan will allow for the purchase by employees of up to 1,300,000 shares of our common stock. The Board believes that the Plan will promote the interests of the Company and its stockholders by providing an employment incentive that promotes broad-based employee ownership of AdvancePierre common stock.

Summary of the Plan

The following is a brief summary of the Plan. The following summary is qualified in its entirety by reference to the Plan, a copy of which is attached to this Proxy Statement as Appendix A.

The Plan provides eligible employees of the Company and its participating subsidiaries with opportunities to purchase shares of our common stock at a discounted price. The Plan is implemented through offerings, each generally three months in length. The Compensation Committee may specify a shorter offering period, or a longer offering period of no more than twenty-seven months.

The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Employees of the Company and its subsidiaries (other than any subsidiary that may be excluded from participating by the Compensation Committee or the Plan administrator) who work more than twenty hours per week and more than five months per calendar year are eligible to participate in the Plan. If the Plan is approved by our stockholders, we estimate that approximately 4,450 employees would be eligible to participate in the Plan (plus any additional qualifying employees we may hire in the future). The Plan generally will be administered by the Company’s Senior Vice President, Human Resources, subject to the general control and superseding authority of the Compensation Committee. General terms of the Plan include:

•	voluntary participation by employees, with the right to withdraw from the program up to the time stock is purchased (subject to such reasonable administrative requirements imposed by the Compensation Committee or Plan administrator);

•	automatic withdrawal on termination of employment;

•	four three-month offering periods per year;

•	purchase price per share is the lower of the stock’s closing price at the beginning of an offering period or at the end of the offering period, discounted by 15% (or by such lesser discount percentage as determined by the Compensation Committee);

•	payment is made through payroll deductions, with the maximum amount of payroll deductions for any one payroll period limited to no more than $250;

•	no employee may participate if he or she would then own 5% or more of the voting power or the value of our common stock, and the Compensation Committee or Plan administrator may also exclude certain highly compensated employees from participation in the Plan;

•	an employee may not buy more than $25,000 worth of stock in any calendar year, based on the fair market value of the stock on the first trading day of the applicable offering period; and

•	no employee may purchase more than 1,000 shares of our common stock in any offering period.

In the event of an equity restructuring transaction, such as a stock dividend, stock split, reverse stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, the Compensation Committee shall make equitable and proportionate adjustments to the number and kind of shares that may be issued under the Plan and the number and kind of shares subject to outstanding purchase rights, so as to prevent dilution or enlargement of rights under the Plan.

The Plan may be amended or terminated by the Compensation Committee at any time, except that stockholder approval is required for any increase in the number of shares of the Company’s common stock authorized for issuance under the Plan. If not previously terminated or amended by the Compensation Committee, the Plan will terminate on the tenth anniversary of stockholder approval of the Plan.

Valuation

On March 31, 2017, the fair market value per share of our common stock was $31.17, which was the closing price of our common stock on such date.

New Plan Benefits

No purchase rights have been granted under the Plan. Further, because participation in the Plan is voluntary and dependent upon each eligible employee’s election to participate and his or her decision as to the level of payroll deductions, the amount of future purchases of common stock under the Plan is not determinable.

Registration with the SEC

After stockholder approval of the Plan, the Company intends to file a Registration Statement on Form S-8 with the SEC, registering the issuance of common stock under the Plan.

Federal Income Tax Consequences

The following generally summarizes the United States federal income tax consequences that will arise with respect to participation in the Plan and with respect to the sale of common stock acquired under the Plan. This summary is based on the tax laws in effect as of the date of this Proxy Statement. Changes to these laws could alter the tax consequences described below.

Tax Consequences to Participants. The Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. As such, a participant will not have income upon enrolling in the Plan or upon purchasing stock at the end of an offering period. However, a participant may have both compensation income and capital gain income or both compensation income and a capital loss upon the sale of common stock that was acquired under the plan. The amount of each type of income and loss will depend on when the participant sells the stock and the price at which the participant sells the stock.

If the participant sells or disposes of the stock more than two years after the commencement of the offering period during which the stock was purchased and more than one year after the date that the participant purchased the stock (a “qualifying disposition”), then the participant will have compensation income equal to the lesser of:

(1)	the excess of the value of the stock on the first trading day of the offering period over the purchase price; and

(2)	the participant’s profit (the excess of the sales proceeds over the purchase price).

In the case of a qualifying disposition, any profits in excess of amounts classified as compensation income will be long-term capital gain. If the participant sells the stock at a loss (if sales proceeds are less than the purchase price) after satisfying the waiting periods for a qualifying disposition, there is no compensation income and the participant will have a long-term capital loss for the difference between the sale price and the purchase price.

If the participant sells or disposes of common stock acquired under the Plan prior to satisfying the waiting periods for a “qualifying disposition”, then he or she will have engaged in a “disqualifying disposition”. Upon a disqualifying disposition, the participant will have compensation income equal to the value of the stock on the day he or she purchased the stock less the purchase price. If the participant’s profit on the sale of the common stock exceeds the compensation income, then the excess profit will be a capital gain. If the participant’s profit is less than the compensation income, then the participant will have a capital loss equal to the value of the stock on the day he or she purchased the stock less the sales proceeds. Any such capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Tax Consequences to the Company. There will be no tax consequences to the Company except that we generally will be entitled to a federal income tax deduction when a participant has compensation income upon a disqualifying disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” PROPOSAL NO. 2.

PROPOSAL NO. 3 – RATIFICATION OF THE APPOINTMENT

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for 2017 to audit our consolidated financial statements. The Board has approved this appointment and, as a matter of good corporate governance, is asking you to ratify this appointment.

In determining whether to reappoint PwC as our independent auditor, the Audit Committee considers, among other things, the length of time PwC has been engaged, in addition to considering the quality of the discussions with the independent auditor and an assessment of past performance of PwC. The Audit Committee annually reviews PwC’s independence and performance in deciding whether to retain PwC or engage another firm as our independent registered public accounting firm. In the course of these reviews, the Audit Committee considers, among other things:

•	PwC’s historical and recent performance on the audit of our financial statements;

•	The appropriateness of PwC’s fees for audit and non-audit services;

•	PwC’s independence; and

•	PwC’s tenure as our independent auditor, including the benefits of having a long-tenured auditor and controls and processes that help ensure PwC’s independence.

Based on its “Pre-Approval Policy” (see “Pre-Approval of Audit and Non-Audit Services” below) and applicable SEC rules and guidance, the Audit Committee has considered whether the provision of the tax and other non-audit services described below under the caption “Auditor Fees” was compatible with maintaining PwC’s independence and concluded that it was. Based on its review of the above factors, the Audit Committee believes that it is in the best interests of the Company and our stockholders to retain PwC as our independent registered public accounting firm for 2017.

If the stockholders do not ratify the appointment of PwC, our Audit Committee will reconsider the appointment of PwC as our independent registered public accounting firm for 2017.

Representatives of PwC will be at the Annual Meeting to answer questions, and they may also make any statement they wish at the meeting.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board assists the Board in fulfilling its oversight responsibilities with respect to the external reporting process and the adequacy of the Company’s internal controls. Specific responsibilities of the Audit Committee are set forth in the Audit Committee Charter, a copy of which can be found on our website at www.advancepierre.com. The members of the Audit Committee are Gary L. Perlin (Interim Chair), Celeste A. Clark, PhD, and Matthew C. Wilson. Mr. Perlin and Dr. Clark meet the independence requirements of Rule 10A-3 of the Exchange Act and applicable independence requirements of the NYSE listing rules. We expect Mr. Wilson to resign from the Audit Committee within one year of the completion of our IPO so that all of our Audit Committee members will be independent as such term is defined in Rule 10A-3(b)(i) under the Exchange Act and under NYSE rules.

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2016 with the Company’s management. The Audit Committee has discussed with PwC, the Company’s independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC communications with the Audit Committee concerning independence, and has discussed with PwC its independence.

In reliance on the review and the discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for filing with the SEC.

The Audit Committee:

Gary L. Perlin, Interim Chair

Celeste A. Clark, PhD

Matthew C. Wilson

The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filings) under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

Auditor Fees

The following table sets forth the aggregate fees billed by PwC for each of the last two fiscal years:

Fee Category	Fiscal 2016 ($)	Fiscal 2015 ($)
Audit Fees	3,121,000	1,170,000
Audit-Related Fees	251,000	93,000
Tax Fees	463,000	171,000
Other Fees	—	—

Total Fees	3,835,000	1,434,000

Following is a description of the nature of services comprising the fees disclosed under each category.

Audit Fees: These amounts relate to the annual audit of the Company’s consolidated financial statements included in the Company’s Annual Reports on Form 10-K, reviews of interim financial statements included in the Company’s Quarterly Reports on Form 10-Q, and services provided in connection with regulatory filings, including, for Fiscal 2016, fees related to our IPO, subsequent secondary offerings and private bond offering.

Audit-Related Fees: These amounts relate to due diligence procedures and accounting consultations in connection with acquisitions or divestitures, and other audit-related projects.

Tax Fees: Amounts paid related to tax compliance, tax advice and tax planning.

Other Fees: Amounts paid related to miscellaneous matters other than reported above.

Pre-Approval of Audit and Non-Audit Services

The Audit Committee has a policy for the pre-approval of audit and non-audit services that may be provided by the Company’s independent registered public accounting firm. The Committee’s policy is to require pre-approval for all audit and permissible non-audit services provided by PwC prior to the engagement. All audit and non-audit services performed by PwC during the fiscal year ended December 31, 2016 were approved in accordance with this policy.

THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 3 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” PROPOSAL NO. 3.

PROPOSAL NO. 4

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

The foundation of our executive compensation program is to pay for performance. Our executive officers are compensated based on the key financial and strategic drivers of our business and in a manner that is consistent with competitive practices and sound corporate governance principles. We believe that our executive compensation program aligns our incentive compensation with the long-term interests of our stockholders because it is designed to motivate our executives to deliver long-term sustainable growth and stockholder value, and to provide retention incentives. The Board encourages you to review the Executive Compensation section of this Proxy Statement, including the Compensation Discussion and Analysis and related tables and narratives, beginning on page 15 of this Proxy Statement, for additional details on our executive compensation program.

As required by Section 14A of the Exchange Act, stockholders are able to vote to approve, on an advisory (non-binding) basis no less than once every three years, the compensation of our named executive officers (a “say-on-pay” vote).

We are now providing our stockholders with the opportunity to cast non-binding advisory votes to approve the compensation of our named executive officers for 2017, and are asking stockholders to vote to adopt the following resolution:

RESOLVED, that the stockholders of AdvancePierre Foods Holdings, Inc. approve, on an advisory basis, the compensation of the Company’s named executive officers, as such compensation is described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure and related material, set forth in the Company’s definitive Proxy Statement for the 2017 Annual Meeting of Stockholders.

This say-on-pay proposal vote is intended to provide an overall assessment of our executive compensation program rather than focus on any specific item of compensation. As an advisory vote, this proposal is non-

binding. However, our Board and our Compensation Committee, which is responsible for designing and overseeing the administration of our executive compensation program, values the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 4 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” PROPOSAL NO. 4.

PROPOSAL NO. 5

ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF ADVISORY (NON-BINDING)

VOTES ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to cast a non-binding advisory vote on the frequency of the “say-on-pay” advisory votes described in Proposal No. 4. This Proposal No. 5 affords our stockholders the opportunity to vote, on a non-binding, advisory basis, in favor of holding future say-on-pay advisory votes to approve the compensation of our named executive officers every year, every two years, or every three years. Pursuant to Section 14A of the Exchange Act, we are required to solicit stockholder advisory votes on the frequency of future say-on-pay proposals at least once every six years, although we may seek stockholder input more frequently.

Our Board and our Compensation Committee value the opinions of our stockholders and believe in strong corporate governance principles. As a result, the Board feels that annual say-on-pay votes are an appropriate means to obtain stockholders’ views on the Company’s executive compensation program for consideration in making decisions with respect to such program. Accordingly, the Board recommends that you vote in favor of holding say-on-pay advisory votes every year.

The proxy card provides our stockholders with the opportunity to choose among four options (holding the say-on-pay advisory vote every year, every two years or every three years, or abstaining from voting on this proposal). As a result, you will not be voting to approve or disapprove the recommendation of the Board.

As an advisory vote, this proposal is not binding on the Company, the Board or the Compensation Committee, but the Board and the Compensation Committee will consider the outcome of the vote when making decisions regarding the frequency of say-on-pay advisory votes.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE ON PROPOSAL NO. 5 TO HOLD SAY-ON-PAY ADVISORY VOTES “EVERY YEAR” (AND NOT “EVERY TWO YEARS” OR “EVERY THREE YEARS”).

INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Except insofar as they may be stockholders of the Company or as otherwise disclosed in this Proxy Statement, no person who has been a director or executive officer of the Company at any time since the beginning of its last completed fiscal year, any proposed nominee for election as a director of the Company or any associate or affiliate of such persons has any substantial interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Annual Meeting.

STOCKHOLDER PROPOSALS FOR 2018 ANNUAL MEETING OF STOCKHOLDERS; STOCKHOLDER COMMUNICATIONS

The Company’s stockholders may submit proposals on matters appropriate for stockholder action at meetings of stockholders in accordance with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in the Company’s proxy materials relating to its 2018 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 and the Company’s by-laws must be satisfied and such proposals must be received by the Company no later than December 14, 2017. Such proposals should be delivered to AdvancePierre Foods Holdings, Inc., Attention: Corporate Secretary, 9987 Carver Road, Suite 500, Blue Ash, Ohio 45242. If the date of the 2018 Annual Meeting of Stockholders is changed by more than 30 days from the anniversary of this year’s Annual Meeting, stockholder proposals must be received a reasonable time before the Company begins to print and mail materials for the 2018 Annual Meeting of Stockholders.

Stockholders who wish to nominate persons for election to the Board at the 2018 Annual Meeting of Stockholders or wish to present a proposal at the 2018 Annual Meeting of Stockholders, but whose stockholder proposal will not be included in the proxy materials the Company distributes for such meeting, must deliver written notice of the nomination or proposal to the Company’s Corporate Secretary at the address above no earlier than January 17, 2018 and no later than February 18, 2018 (provided, however, that in the event that the 2018 Annual Meeting of Stockholders is called for a date that is not within 25 days before or after the anniversary of this year’s Annual Meeting, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the 2018 Annual Meeting of Stockholders was mailed or such public disclosure of the date of the 2018 Annual Meeting of Stockholders was made, whichever occurs first).

The stockholder’s written notice must include certain information concerning the stockholder and each nominee as specified in Section 2.16 of our by-laws. If a stockholder’s written notice is not received between the dates specified above and does not satisfy these additional informational requirements, the notice will not be considered properly submitted and will not be acted upon at the 2018 Annual Meeting of Stockholders.

The proxy solicited by the Board for the 2018 Annual Meeting of Stockholders will confer discretionary authority to vote on any proposal or nomination submitted by a stockholder at that meeting with respect to which the Company has received notice after such date.

Stockholders may recommend a person as a nominee for director by writing to the Corporate Secretary of the Company. Please see “Corporate Governance—Director Nomination Process” in this Proxy Statement for information that each notice of nomination should contain.

SOLICITATION OF PROXIES

Proxies solicited in connection with this Proxy Statement are being solicited by the Board. Proxies may be solicited by officers, directors and regular employees of the Company. None of the officers, directors or employees will be directly compensated for such services. Solicitations of proxies may be made personally or by mail, facsimile, telephone, messenger, or e-mail. The Company will bear all proxy solicitation costs, including the costs of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy card, the Notice and any additional solicitation material that the Company may provide to stockholders.

We will request fiduciaries, custodians, brokerage houses and similar parties to forward copies of proxy materials to beneficial owners of our common stock, and we will reimburse these parties for their reasonable and customary charges for expenses of distribution.

FORM 10-K AND OTHER INFORMATION

The Company will mail without charge, upon written request, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2016, including the consolidated financial statements, Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”), schedules and list of exhibits, and any particular exhibit specifically requested. Requests should be sent to: AdvancePierre Foods Holdings, Inc., Attention: Corporate Secretary, 9987 Carver Road, Suite 500, Blue Ash, Ohio 45242. The Annual Report on Form 10-K and additional information relating to the Company is also available at www.advancepierre.com or on EDGAR at www.sec.gov.

OTHER MATTERS

The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

Dated this 13th day of April, 2017.

By Order of the Board of Directors

Christopher D. Sliva
Chief Executive Officer and President

Appendix A

AdvancePierre Foods Holdings, Inc.

Employee Stock Purchase Plan

Section 1 - Purpose; Effective Date

The AdvancePierre Foods Holdings, Inc. Employee Stock Purchase Plan (the “Plan”) was adopted by the Board of Directors of AdvancePierre Foods Holdings, Inc. (the “Company”) on March 23, 2017, subject to approval by the stockholders of the Company at the Company’s 2017 annual meeting of stockholders. The Plan has been established for the general benefit of the Employees of the Company and of certain of its designated Subsidiaries. The purpose of the Plan is to facilitate the purchase of Shares by Eligible Employees through payroll deductions and is intended as an employment incentive and to encourage ownership of Shares.

The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of Section 423 of the Code.

The Plan shall become effective on the date that the Plan is approved by the Company’s stockholders (the “Effective Date”).

Section 2 - Definitions

a.             “Act” means the Securities Act of 1933, as amended.

b.             “Administrator” means the Senior Vice President, Human Resources of the Company (or his or her designee), or such other person designated by the Committee, in each case, subject to the general control of, and superseding action by, the Committee.

c.             “Agent” means the bank, brokerage firm, financial institution, or other entity or person(s) engaged, retained or appointed to act as the agent of the Employer and of the Participants under the Plan.

d.             “Board” means the Board of Directors of the Company.

e.             “Closing Value” means, as of a particular Trading Day, the value of a Share determined by the closing sales price for a Share as quoted on the New York Stock Exchange for such Trading Day.

f.             “Code” means the Internal Revenue Code of 1986, as amended and currently in effect, or any successor body of federal tax law.

g.             “Committee” means the Compensation Committee of the Board.

h.             “Company” means AdvancePierre Foods Holdings, Inc., including any successor thereto.

i.             “Compensation” shall mean regular base salary or wages received as of a particular pay date, including any amounts not paid to an Employee pursuant to an election under Sections 125 and 401(k) of the Code. Compensation shall not include any bonuses, commissions, overtime, severance or dismissal pay, cost-of-living allowances, or any extraordinary pay, or any compensation after an Employee’s last day of work.

j.             “Designated Subsidiary” means each Subsidiary, unless specifically excluded from participation in the Plan by the Administrator or the Committee.

k.             “Discount Factor” means 15% or such lesser percentage as determined by the Committee, provided that any such change is announced at least 15 days prior to the scheduled beginning of the first Offering Period to which it applies.

l.             “Effective Date” has the meaning given that term in Section 1.

m.             “Eligible Employee” means any Employee who (i) is regularly scheduled to work at least twenty (20) hours per week, and (ii) is customarily employed for at least five (5) months each calendar year.

n.             “Employee” means any person who performs services as a common law employee of Employer, and does not include “leased employees,” as that term is defined under Code Section 414(n), or other individuals providing services to Employer in a capacity as an independent contractor.

o.             “Employer” means, individually and collectively, the Company and the Designated Subsidiaries.

p.             “Enrollment Period” means such period designated by the Administrator that ends no later than the last day prior to the commencement of the next Offering Period, during which Enrollment Period, Eligible Employees may elect to participate in the Plan with respect to such Offering Period.

q.             “Offering Period” means each one (1) calendar quarter period during which Participants in the Plan authorize payroll deductions to fund the purchase of Shares on their behalf under the Plan. The first Offering Period shall commence on the date specified by the Administrator in his sole discretion (but in any event after the Effective Date). The Committee shall have the power to change the duration and/or the frequency of Offering Periods with respect to future offerings without stockholder approval if such change is announced at least 15 days prior to the scheduled beginning of the first Offering Period to be affected.

r.             “Participant” means any Eligible Employee who has elected to participate in the Plan for an Offering Period by authorizing payroll deductions and entering into a written participation agreement with Employer or the Administrator during the Enrollment Period for such Offering Period.

s.             “Plan Account” means the individual account established by the Agent for each Participant for purposes of accounting for and/or holding each Participant’s Shares.

t.             “Purchase Price” means, for each Share purchased in accordance with Section 4 hereof, an amount equal to the lesser of (i) the Closing Value of a Share on the first Trading Day of the Offering Period (which for Plan purposes shall be deemed to be the date the right to purchase such

Shares was granted to each Eligible Employee who is, or elects to become, a Participant) less such Closing Value multiplied by the Discount Factor; or (ii) the Closing Value of such Share on the last Trading Day of the Offering Period (which for Plan purposes shall be deemed to be the date each such right to purchase such Shares was exercised) less such Closing Value multiplied by the Discount Factor.

u.             “Shares” means the common stock, par value $0.01 per share, of the Company.

v.             “Subsidiary” means a corporation, domestic or foreign, of which not less than fifty percent (50%) of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary (or as otherwise may be defined in Code Section 424).

w.             “Trading Day” means a day on which national stock exchanges and the New York Stock Exchange are open for trading.

Section 3 - Eligible Employees

a.             In General.     Participation in the Plan is voluntary. Except as otherwise provided in this Section 3, all Eligible Employees of an Employer are eligible to participate in the Plan. Each Eligible Employee who is a Participant shall have the same rights and privileges with respect to an Offering Period as every other Eligible Employee who is employed by the same legal entity, and only Eligible Employees of an Employer satisfying the applicable requirements of the Plan will be entitled to be a Participant. Notwithstanding the foregoing, the Administrator or the Committee may determine, prior to the beginning of an Offering Period, that one or more of the following categories of Eligible Employees shall not be eligible to participate in the Plan for such Offering Period (provided that any such determination shall be applied in a consistent manner to all Employees of the applicable corporation(s)): (i) Employees who have been employed by an Employer for fewer than two years (or for less than a shorter period of time specified by the Administrator or the Committee); (ii) “highly compensated employees” (as defined in Section 414(q) of the Code), or a subset of highly compensated employees who (A) are officers of the Company and subject to the disclosure requirements of Section 16(a) of the Securities Exchange Act of 1934, and/or (B) have compensation (within the meaning of Section 415(c)(3) of the Code) exceeding an amount specified by the Administrator or the Committee that is higher than the amount provided in Section 414(q)(1)(B)(i) of the Code for the applicable calendar year; or (iii) Employees who are citizens or residents of a non-U.S. jurisdiction, if the grant of a purchase right under the Plan to such an Employee would be prohibited under the laws of such jurisdiction, or if compliance with the laws of such jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code.

b.             Limitations on Rights.     Notwithstanding any other provision of the Plan to the contrary, an Employee who otherwise is an Eligible Employee shall not be entitled to purchase Shares under the Plan if (i) such purchase would cause such Eligible Employee to own Shares (including any Shares which would be owned if such Eligible Employee purchased all of the Shares made available for purchase by such Eligible Employee under all purchase rights then held by such Eligible Employee, whether or not then exercisable) representing five percent (5%) or more of the total combined voting power or value of each class of stock of the Company or any Subsidiary; or (ii) such purchase would cause such Eligible Employee to have rights to purchase more than $25,000 of Shares under the Plan (and under all employee stock purchase plans of the Company and its Subsidiary corporations which qualify for treatment under Section 423 of the Code) for any calendar year in which such rights are outstanding, based on the Closing Value of such Shares, determined as of the first Trading Day of each Offering Period. For purposes of clause (i) of this Section 3(b), the attribution rules set forth in Section 424(d) of the Code and related regulations shall apply.

Section 4 - Enrollment and Offering Periods

a.             Enrolling in the Plan.     To participate in the Plan, an Eligible Employee must enroll in the Plan. Enrollment for a given Offering Period will take place during the Enrollment Period for such Offering Period.

b.             Quarterly Offering Periods.     Any Employee who is an Eligible Employee and who desires to purchase Shares hereunder must file with the Administrator or Employer an authorization for payroll deduction and a participation agreement during an Enrollment Period. Such authorization shall be effective for the Offering Period immediately following such Enrollment Period. Each Offering Period shall last for three (3) calendar months, commencing on the first day (or the First Trading Day) of the calendar quarter and ending on the last day (or the last Trading Day) of the calendar quarter. On the first Trading Day of each Offering Period, each Participant shall be granted the right to purchase Shares under the Plan and such right shall last only for three (3) months, i.e., it shall expire at the end of the Offering Period for which it was granted.

c.             Changing Enrollment.     The offering of Shares pursuant to the Plan shall occur only during an Offering Period and shall be made only to Participants. Once an Eligible Employee is enrolled in the Plan, the Administrator or Employer will inform the Agent of such fact. Once enrolled, a Participant shall continue to participate in the Plan for each succeeding Offering Period until he or she (i) terminates his or her participation by revoking his or her payroll deduction authorization or (ii) ceases to be an Eligible Employee. Once a Participant has elected to participate under the Plan, that Participant’s payroll deduction authorization and participation agreement shall apply to all subsequent Offering Periods unless and until the Participant ceases to be an Eligible Employee, modifies or terminates said authorization and/or agreement or withdraws from the Plan. If a Participant desires to change his or her rate of contribution, he or she may do so effective for the next Offering Period by filing a new authorization for payroll deduction and/or participation agreement with the Administrator or Employer during the Enrollment Period immediately preceding such Offering Period, in accordance with rules and procedures established by the Administrator. In addition, if a Participant desires to decrease (but not increase) his or her rate of contribution during an Offering Period, he or she may do so for the current Offering Period at such time and in such manner as may be provided by the Administrator.

Section 5 - Term of Plan

Unless sooner terminated by the Committee or as otherwise provided herein, the Plan shall terminate upon the tenth anniversary of the Effective Date.

Section 6 - Number of Shares to Be Made Available

The total number of Shares made available for purchase under the Plan is 1,300,000 Shares, subject to adjustment as provided in Section 16 below. Shares purchased by Participants under the Plan may be authorized but unissued shares, treasury shares, or shares purchased by the Plan in the open market. The provisions of Section 9(b) shall control in the event the number of Shares to be purchased by Participants during any Offering Period exceeds the number of Shares available for purchase under the Plan. If all of the Shares authorized for purchase under the Plan have been sold, the Plan shall either be continued through additional authorizations of Shares (such authorizations must, however, comply with Section 17 hereof), or shall be terminated in accordance with Section 17 hereof.

Section 7 - Use of Funds

All payroll deductions received or held by an Employer under the Plan may be used by the Employer for any corporate purpose, and the Employer shall not be obligated to segregate such payroll deductions. Any amounts held by an Employer or other party holding amounts in connection with or as a result of payroll withholding made pursuant to the Plan and pending the purchase of Shares hereunder shall be considered a non-interest-bearing, unsecured indebtedness extended to the Employer or other party by the Participants.

Section 8 - Amount of Contribution; Method of Payment

a.             Payroll Deductions.     The Purchase Price will be payable by each Participant by means of payroll deduction. Payroll deductions shall be in increments of $1.00. Unless otherwise determined by the Administrator and announced at least 15 days prior to the scheduled beginning of the applicable Offering Period, the minimum payroll deductions permitted shall be an amount equal to $5.00 per payroll period and the maximum payroll deductions shall be an amount equal to $250.00 per payroll period. The actual amount of to be deducted from a Participant’s Compensation shall be specified by a Participant in his or her authorization for payroll withholding. Participants may not deposit any separate cash payments into their Plan Accounts.

b.             Application of Payroll Deduction Rules.     Payroll deductions will commence with the first paycheck issued during the Offering Period and will continue with each paycheck throughout the entire Offering Period, except for pay periods for which such Participant receives no compensation (e.g., uncompensated personal leave, leave of absence, etc.). A pay period which overlaps Offering Periods will be credited in its entirety to the Offering Period in which it is paid. Payroll deductions shall be retained by the Employer or other party responsible for making such payment to the Participant, until applied to the purchase of Shares as described in Section 9 (and the satisfaction of any related tax withholding obligations), or until returned to such Participant in connection with a withdrawal from the Plan or a revocation or revision of authorization described in Section 13.

c.             Tax Withholding.     At the time the Shares are purchased, or at the time some or all of the Shares issued under the Plan are disposed of, Participants must make adequate provision for the Employer’s federal, state, local and other tax withholding obligations, if any, which may arise upon the purchase or disposition of the Shares. At any time, the Employer may, but shall not be obligated to, withhold from each Participant’s compensation the amount necessary for the Employer to meet any applicable withholding obligations. Each Participant, as a condition of participating under the Plan, shall agree to bear responsibility for all federal, state, and local and other taxes that may be required to be withheld from his or her Compensation arising on account of the purchase or disposition of Shares under the Plan.

Section 9 - Purchasing, Transferring Shares

a.             Maintenance of Plan Account.     Upon enrollment in the Plan by a Participant and upon receipt by the Agent of such data as it requires, the Agent shall establish a Plan Account in the name of such Participant. At the close of each Offering Period, the aggregate amount deducted during such Offering Period by the Employer from a Participant’s Compensation (and credited to a non-interest-bearing account maintained by the Employer or other party for bookkeeping purposes) will be communicated by the Employer to the Agent and shall thereupon be credited by the Agent to such Participant’s Account (unless the Participant has given written notice to the Administrator of his or her withdrawal or revocation of authorization, prior to the date such communication is made). As of the last day of each Offering Period, or as soon thereafter as is administratively feasible, the Agent will automatically purchase Shares on behalf of each Participant with respect to those amounts reported to the Agent by the Administrator or Employer as creditable to that Participant’s Plan Account. On the date of purchase of such Shares, the amount then credited to the Participant’s Plan Account for the purpose of purchasing Shares hereunder will be divided by the Purchase Price and there shall be transferred to the Participant’s Plan Account by the Agent the number of full Shares which results. If a fractional number of Shares results, then such number shall be rounded down to the next whole number and any unapplied cash shall be carried forward to the next Offering Period. Anything in this Plan to the contrary notwithstanding, a Participant may not purchase more than 1,000 Shares pursuant to this Plan with respect to any Offering Period. No interest shall accrue on any amounts credited to a Participant under this Plan.

b.             Insufficient Number of Available Shares.     In the event the number of Shares to be purchased by Participants during any Offering Period exceeds the number of Shares available for sale under the Plan, the number of Shares actually available for sale hereunder shall be limited to the remaining number of Shares authorized for sale under the Plan and shall be allocated in accordance with the Company’s instructions by the Agent among the Participants in proportion to each Participant’s Compensation during the Offering Period over the total Compensation of all Participants during the Offering Period. Any excess amounts withheld and credited to Participants’ Accounts then shall be returned to the Participants as soon as is administratively feasible.

c.             Handling Excess Shares.     In the event that the number of Shares which would be credited to any Participant’s Plan Account in any Offering Period exceeds the limit specified in Section 3(b) hereof, such Participant’s Account shall be credited with the maximum number of Shares permissible, and the remaining amounts will be refunded in cash as soon as administratively practicable.

d.             Status Reports.     Statements of each Participant’s Plan Account shall be given to participating Employees quarterly, or at such other intervals as determined by the Administrator. The statements shall set forth the Purchase Price and the number of Shares purchased. The Agent shall hold in its name, or in the name of its nominee, all Shares so purchased and allocated.

e.             In-Service Share Distributions.     All Shares will be in book entry form. No certificates for Shares will be issued. Upon written request to the Agent, a Participant may transfer Shares from his or her Plan Account to another brokerage account.

Section 10 - Dividends and Other Distributions

a.             Dividends and Distributions Generally.     Each Participant shall be entitled to receive any dividends and other distributions paid by the Company on any Shares purchased under the Plan that are held by such Participant as of the record date for the applicable dividend or distribution, and any such dividends and distributions paid with respect to Shares held in the Agent’s custody hereunder will be paid to the individual Participants in accordance with their interests in the Shares with respect to which such dividends or distributions are paid or made.

b.             Tax Responsibilities.     Each Participant shall be responsible for any income or other tax which may be due on or with respect to any dividends and distributions paid by the Company on any Shares purchased under the Plan. The Agent shall report to each Participant (or Eligible Employee with a Plan Account) the amount of dividends and other distributions paid with respect to Shares credited to his or her Plan Account.

Section 11 - Ownership of Shares

A Participant shall have no incidents of ownership (including voting rights or rights to receive dividends or distributions) with respect to any Shares under the Plan until such Shares have been actually purchased by the Agent on the Participant’s behalf.

Section 12 - Sale of Shares

Subject to any Company policy relating to the sale of Shares by any Employee, a Participant may at any time, and without withdrawing from the Plan, by giving notice to the Agent, direct the Agent to sell all or part of the Shares held on behalf of the Participant at such time and in such manner as may be provided by the Agent and the Administrator. As soon as practicable after receipt of such a notice, the Agent shall sell such Shares in the marketplace at the prevailing market price and transmit the net proceeds of such sale (less any bank service fees, brokerage charges, transfer taxes, and any other transaction fee, expense or cost) to the Participant.

Section 13 - Withdrawals from the Plan and Revocations

a.             General Rule.     A Participant may at any time, by giving written notice to the Administrator, withdraw from the Plan or, without withdrawing from the Plan but by giving written notice to the Administrator pursuant to such procedures as may be established by the Administrator, revoke or reduce his or her authorization for payroll deduction for the Offering Period in which such revocation is made. At the time of any withdrawal or revocation under this Section, any amount deducted from payroll which has not previously been used to purchase Shares will be paid in cash to the Participant as soon as administratively practicable following the date such withdrawal or revocation becomes effective.

b.             Withdrawal of Shares.     Upon any withdrawal from the Plan as a result of separation from employment, as provided in Section 14 of the Plan, a Participant (or his or her executor or personal administrator), shall elect to either transfer Shares to his or her own personal brokerage account or receive cash for the full number of Shares then being held in his or her Plan Account. If the Participant elects cash, the Agent shall sell such Shares in the marketplace at the prevailing market price and send the net proceeds (less any bank service fees, brokerage charges, transfer taxes, and any other transaction fee, expense or cost) to the Participant. If no election is made, the Participant’s Shares will continue to be held in his or her Plan Account. In every case of withdrawal from the Plan, any un-invested cash allocated to a Participant’s Plan Account will be paid in cash to the Participant as soon as administratively practicable following the date such withdrawal becomes effective. Upon any withdrawal from the Plan prior to separation from employment, the Participant may elect to retain his or her Shares under the Plan until separation from employment for any reason, at which time this Section 13(c) shall apply.

Section 14 - Separation from Employment

Separation from employment for any reason, including death, disability, termination or retirement, shall be treated as a withdrawal from the Plan, as described in Section 13.

Section 15 - Assignment

Neither payroll deductions credited to a Participant’s account nor any rights or Shares held under the Plan may be assigned, alienated, transferred, pledged, or otherwise disposed of in any way by a Participant other than by will or the laws of descent and distribution. Any such assignment, alienation, transfer, pledge, or other disposition shall be without effect, except that the Administrator may treat such act as an election to withdraw from the Plan as described in Section 13. A Participant’s right to purchase Shares under this Plan may be exercisable during the Participant’s lifetime only by the Participant.

Section 16 - Adjustment of and Changes in Shares

In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto), such as a stock dividend, stock split, reverse stock split, spinoff, rights offering, or recapitalization through a large, nonrecurring cash dividend, the Committee shall, in order to prevent the dilution or enlargement of rights hereunder, equitably and proportionately adjust: (i) the kind and maximum number of securities subject to the Plan pursuant to Section 6, (ii) the kind and number of securities subject to, and the Purchase Price applicable to, each then-outstanding purchase right, and (iii) the kind and maximum number of securities that may be purchased by each Participant in each Offering Period pursuant to Section 9(a). Such adjustments made by the Committee will be final, binding and conclusive.

Section 17 - Amendment or Termination of the Plan

The Committee shall have the right, at any time, to amend, modify or terminate the Plan without notice; however, no Participant’s outstanding purchase rights shall be adversely affected by any such amendment, modification or termination. Except for permissible adjustments pursuant to Section 16 of the Plan, in no event may the Committee increase the number of Shares authorized for purchase under the Plan without the approval of the Company’s stockholders. Notwithstanding the foregoing, without stockholder consent and without regard to whether any Participant rights may be considered to have been adversely affected, and without limiting the Administrator’s rights hereunder, the Committee shall be entitled to change the Offering Periods, change the Discount Factor between 0% to, and including, 15%, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish reasonable waiting and adjustment periods and/or establish such other limitations or procedures as the Committee determines in its sole discretion advisable that are consistent with the Plan.

Section 18 - Administration

a.             Administration. The Plan shall be administered by the Administrator. The Administrator shall be responsible for the administration of all matters under the Plan which have not been delegated to the Agent. The Administrator shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Any rule or regulation adopted by the Administrator shall remain in full force and effect unless and until altered, amended or repealed by the Administrator.

b.             Specific Responsibilities. The Administrator’s responsibilities shall include, but shall not be limited to:

(i)         interpreting the Plan (including issues relating to the definition and application of “Compensation”);

(ii)         identifying and compiling a list of persons who are Eligible Employees for an Offering Period;

(iii)        identifying those Eligible Employees not entitled to purchase Shares during any Offering Period on account of the limitations described in Section 3 hereof; and

(iv)        providing prompt notice to the Agent of the enrollment of Eligible Employees, the Shares to be credited to Participants’ Plan Accounts, and any written notices of withdrawal or revocation of authorization filed with the Administrator by individual Participants.

The Administrator may from time to time adopt rules and regulations for carrying out the terms of the Plan. Interpretation or construction of any provision of the Plan by the Administrator shall be final and conclusive on all persons, absent specific and contrary action taken by the Committee. Any interpretation or construction of any provision of the Plan by the Committee shall be final and conclusive.

c.             Electronic or other Media.     Notwithstanding any other provision of the Plan to the contrary, including any provision that requires the use of a written instrument, the Administrator may establish procedures for the use of electronic or other media in communications and transactions between the Plan or the Agent and Participants. Electronic or other media may include, but are not limited to, e-mail, the Internet, intranet systems and automated telephonic response systems.

Section 19 - Securities Law Restrictions

Notwithstanding any provision of the Plan to the contrary, no payroll deductions shall take place and no Shares may be purchased under the Plan until a registration statement has been filed and become effective with respect to the issuance of the Shares covered by the Plan under the Act.

Section 20 - No Right to Continued Employment

Nothing in the Plan shall be construed to be a contract of employment between an Employer or Subsidiary and any Employee, or any group or category of Employees (whether for a definite or specific duration or otherwise), or to prevent the Employer, its parent or any Subsidiary from terminating any Employee’s employment at any time, without notice or recompense.

Section 21 - Agent’s Powers and Duties

a.             Acceptance.     The Agent accepts the agency created under this Plan and agrees to perform the obligations imposed hereunder.

b.             Receipt of Shares.     The Agent shall be accountable to each Participant for Shares held in the Participant’s Plan Account.

c.             Records and Statements.     The records of the Agent pertaining to the Plan shall be open to inspection by the Company at all reasonable times and may be audited from time to time by any person or parties specified by the Company in writing. The Agent shall furnish the Company with whatever information relating to the Plan Accounts the Company considers necessary, including, without limitation, any information required to be furnished, if any, to Participants pursuant to Section 6039(a)(2) of the Code and related regulations.

d.             Fees and Expenses.     The Agent shall receive from the Company reasonable annual compensation as may be agreed upon from time to time between the Company and the Agent.

e.             Resignation and Removal of Agent.     The Agent may resign or be removed by the Company at such time and in such manner as provided in the applicable service agreement between the Company and the Agent.

f.             Interim Duties and Successor Agent.     Each successor Agent shall succeed to the title of the Agent vested in its predecessor by accepting in writing its appointment as successor Agent and filing the acceptance with the former Agent and the Company without the signing or filing of any further statement. The resigning or removed Agent, upon receipt of acceptance in writing of the agency by the successor Agent, shall execute all documents and do all acts necessary to vest the title in any successor Agent. Each successor Agent shall have and enjoy all of the powers conferred under this Plan upon its predecessor. No successor Agent shall be personally liable for any act or failure to act of any predecessor Agent. With the approval of the Company, a successor Agent may accept the account rendered and the property delivered to it by a predecessor Agent without incurring any liability or responsibility for so doing.

Section 22 - Applicable Law

The Plan shall be construed, administered and governed in all respects under the laws of the State of Delaware to the extent such laws are not preempted or controlled by federal law.

Section 23 - Death

In the event of Participant’s death, the Administrator or Agent shall deliver the Participant’s Shares and/or cash under the Plan to the executor or administrator of Participant’s estate.

Section 24 - Merger or Consolidation

If the Company shall at any time merge into or consolidate with another corporation or business entity, each Participant will thereafter be entitled to receive at the end of the Offering Period (during which such merger or consolidation occurs) the securities or property which a holder of Shares was entitled to upon and at the time of such merger or consolidation. The Committee shall determine the kind and amount of such securities or property which each Participant shall be entitled to receive. A sale of all or substantially all of the assets of the Company shall be deemed a merger or consolidation for the foregoing purposes.

AdvancePierre®
Foods
ADVANCEPIERRE FOODS HOLDINGS, INC. 9987 CARVER ROAD
SUITE 500
BLUE ASH, OH 45242
Attention: Corporate Secretary
VOTE BY INTERNET - www.proxyvote.com
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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
The Board of Directors recommends you vote FOR the following:
For All
Withhold All
For All Except
1. Election of Directors
Nominees
01 Neil F. Dimick 02 Stephen A. Kaplan 03 Christopher D. Sliva
The Board of Directors recommends you vote FOR Proposals 2, 3 and 4.
2 Approval of the AdvancePierre Foods Holdings Inc. Employee Stock Purchase Plan
3 Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2017
4 Advisory (non-binding) vote to approve the company’s executive compensation
The Board of Directors recommends you vote 1 YEAR on the following Proposal 5.
5 Advisory (non-binding) vote on the frequency of future votes on executive compensation NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For Against Abstain
1 year 2 years 3 years Abstain
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date
0000332831_1 R1.0.1.15

AdvancePierreR
Foods
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10K Wrap is/ are available at www.proxyvote.com
ADVANCEPIERRE FOODS HOLDINGS, INC. Annual Meeting of Stockholders May 17, 2017 at 9:00 AM
This proxy is solicited by the Board of Directors
The Stockholder(s) hereby appoint(s) Dean Hollis and Christopher D. Sliva, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of AdvancePierre Foods Holdings, Inc. that the Stockholder(s) are entitled to vote at the Annual Meeting of Stockholders to be held at 09:00 AM, EDT on May 17, 2017, at 9987 Carver Rd., First Floor, Blue Ash, OH 45242, and any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Continued and to be signed on reverse side
0000332831_2 R1.0.1.15